U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          AMENDMENT NO. 2 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             Aegis Assessments, Inc.
                             -----------------------
             (Exact name of registrant as specified in its charter)



Delaware                           3669                             72-1525702
--------                           ----                             ----------
(State or other        (Primary Standard Industrial            (I.R.S. Employer
jurisdiction of         Classification Code Number)             Identification
incorporation or                                                        No.)
organization)


4100 Newport Place, Suite 660, Newport Beach, CA                          92660
(Address of registrant's principal executive offices)                 (Zip Code)

                                  877.718.7599
                                  ------------
              (Registrant's Telephone Number, Including Area Code)

                              Deron M. Colby, Esq.
                                  MC Law Group
                          4100 Newport Place, Suite 830
                         Newport Beach, California 92660
                             Telephone: 949.250.8655
                             Facsimile: 949.250.8656
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________


     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]________


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] _______

                         CALCULATION OF REGISTRATION FEE
================================== =================== ==================== ======================= ================
       Title of each class               Amount         Proposed maximum       Proposed maximum        Amount of
          of securities                  to be           offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
---------------------------------- ------------------- -------------------- ----------------------- ----------------
Common Stock, $.001 par value          1,594,000              $2.00               $3,188,000            $306.05
================================== =================== ==================== ======================= ================

The offering price per share for the selling shareholders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  [Aegis Logo]
                           Aegis Assessments, Inc.(TM)

                             Preliminary Prospectus
       1,594,000 shares of common stock to be sold by current shareholders offering price of $2.00 per share

The selling shareholders of Aegis Assessments, Inc. listed on page 12 under the caption "Selling Shareholders" may offer and sell up to an aggregate of 1,594,000 shares of our common stock under this prospectus. The offering price of the shares to be sold using this prospectus is $2.00. The non-affiliate selling shareholders will sell their shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board (or other specified market) and thereafter at prevailing market prices or privately negotiated prices.


Our common stock is not listed on a national securities market or the Nasdaq Stock Market. No public market currently exists for shares of our common stock. We have not applied for listing or quotation with any national securities exchange or automated quotation system.

An investment in the common stock offered under this prospectus involves a high degree of risk and we urge you to carefully review this prospectus with particular attention to the section entitled "Risk Factors" beginning on page 7 before investing in shares of our common stock. A purchase of our common stock is highly speculative and investors should not purchase shares of our common stock unless they can afford to lose their entire investment.

[material omitted]
------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense. The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


-------------- -------------------- ------------------------ ------------------
                Price to the Public  Costs of the Offering     Proceeds to the
                                                                  Company(1)
-------------- -------------------- ------------------------ ------------------
Per Share             $2.00                 $0.007                 $0.00
-------------- -------------------- ------------------------ ------------------
Total Offering   $3,188,000.00            $26,000.00               $0.00
-------------- -------------------- ------------------------ ------------------

       (1) The company will not receive any of the proceeds of this offering, but will pay the costs of the offering.




     The date of this prospectus is November 12, 2002 Subject to completion.

                                TABLE OF CONTENTS
Prospectus summary.............................................................5
   Our background..............................................................5
   Our business................................................................5
   Our product.................................................................6
   The offering by the selling shareholders....................................6
   Description of the shares of common stock being offered for sale by the selling shareholders.................................................6
   Benefits of offering to our current officers and directors..................6
   Estimated use of proceeds...................................................7
   Summary financial information...............................................7
RISK FACTORS...................................................................7
         There is substantial doubt about our ability to continue as a going concern...............................................................7
         We are a developmental stage company with losses since formation and we anticipate a need for additional financing to supply us with the working capital necessary to maintain our operations; otherwise, we will be unable to realize our business plans, which will harm our ability to earn revenues..............................................................8
         Our inability to successfully license, manufacture and market our intellectual property and technologies will adversely affect our competitiveness and financial condition which will likely harm our ability to earn revenues..............................................8
         We may be unable to implement our business plan to develop and bring to market functional prototypes of our inventions and designs which will, in turn, harm our reputation in the business community and adversely affect our ability to earn revenues...................................8
         Competition in the law enforcement communications industry is intense and due to our limited resources we may be unable to compete successfully. If we are unable to compete successfully, our reputation will be harmed which will adversely affect our ability to enter into beneficial strategic relationships resulting in reduced revenues..............................................................9
         We have limited intellectual property protection and our competitors may be able to appropriate our technology or assert infringement claims which could divert resources earmarked for business development and ultimately harm our ability to earn revenues..............................................................9
         Although we have employment and consulting contracts with our key personnel, the loss of the services of any of our key employees or consultants would harm our ability to move forward with our business plan as we would be forced to spend considerable time and funds on securing replacement personnel where we would otherwise be spending such time and funds on business development........9
         The exercise of outstanding options to purchase our common stock may cause significant dilution to our stockholders and may have an adverse impact on the market price of our common stock which could cause our investors to lose their entire investment in us and could cause our business to fail.................................................................10
         There is no public market for the offered shares which may force investors in us to retain their shares during periods where selling such shares would be advisable. As a result, investors in us may lose their entire investment..........................10
         Our certificate of incorporation and our bylaws include provisions eliminating or limiting the liability of our officers and directors to the company for certain damages which ultimately limits investors' ability to recover from our officers and directors for certain damages............................................................ .10
         Because our common stock will be subject to the penny stock rules, purchasers of our common stock may have difficulty selling our common stock................................................................11
         Our officers and directors are engaged in activities that could conflict with our interests; therefore, our officers and directors may devote insufficient time to our affairs, which may negatively affect our operations and harm our ability to earn revenues.................11
         Our officers and directors own approximately 86% of our outstanding common stock. Such concentrated control allows these shareholders to determine matters requiring shareholders'
         approval.............................................................11
Forward Looking Statements....................................................11
Use of proceeds...............................................................12
Determination of Offering Price...............................................12
Dilution......................................................................12
Selling shareholders..........................................................12
Plan of Distribution..........................................................15
Legal Proceedings.............................................................17
Directors, Executive Officers, Promoters and Control Persons..................17
Security ownership of certain beneficial owners and management................20
Changes in control............................................................21

Description of our securities.................................................21
   Common stock...............................................................21
   Preferred stock............................................................21

   Summary of terms of the Series A 8% Convertible Preferred shares...........22

   Dividend policy............................................................22
   Stock option plan..........................................................22
   Summary of 2002 Plan.......................................................22
      Administration..........................................................22
      Eligibility.............................................................22
      Option price............................................................23
      Exercise of options.....................................................23
      Acceleration and exercise upon change of control........................23
      Payment for option shares...............................................23
      Termination of the 2002 Stock Option Plan...............................23
      Transferability of options..............................................23
      Issuance and reservation of shares......................................23
Interest of named experts and counsel.........................................24
Disclosure of Commission Position on Indemnification for
Securities Act Liabilities....................................................24
   Indemnification Agreements.................................................24
Organization within last five years...........................................25
   Transactions with promoters................................................25
Description of business.......................................................25
Mission statement.............................................................25
Market description............................................................26

   Marketing plan.............................................................26

   Who are our potential customers?...........................................26
      SafetyNet(TM)...........................................................27
      Benefits of our SafetyNet(TM)technology.................................27
      How SafetyNet(TM)operates...............................................28
   Market overview............................................................28
Spending by category proposed in the Homeland Defense
federal fiscal Year 2003 budget...............................................31
Our competition - the private sector gets involved............................31

Our employees.................................................................32

Management's discussion and analysis of financial condition
and results of operations.....................................................33
   Liquidity and capital resources............................................33

   Summary of terms of the Series A 8% Convertible Preferred shares...........33

   Results of operations......................................................34
   Our plan of operation for the next twelve months...........................34
Description of property.......................................................35
   Property held by us........................................................35
   Our facilities.............................................................35
Certain relationships and related party transactions..........................35
Market for common equity and related stockholder matters......................36
   Reports to shareholders....................................................36
   Penny stock regulation.....................................................37
Executive compensation........................................................37
   Summary compensation table.................................................37
   Compensation of directors..................................................39
   Employment contracts.......................................................39
Financial Statements..........................................................40
Changes in and disagreements with accountants on accounting and financial disclosure..........................................................51
LEGAL MATTERS.................................................................51
EXPERTS.......................................................................51
ADDITIONAL INFORMATION........................................................51
PART II - INFORMATION NOT REQUIRED IN PROSPECTUS..............................52

Indemnification of directors and officers.....................................52
      Indemnification agreements..............................................52
Other expenses of issuance and distribution...................................53
Recent sales of unregistered securities.......................................53
Exhibits......................................................................55
Undertakings..................................................................56
SIGNATURES....................................................................57

Outside Back Cover Page

Dealer Prospectus Delivery Obligation

Until __________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus summary

This summary highlights all material information contained in the prospectus, but you should read the entire prospectus before purchasing any shares of our common stock.

Our background


We incorporated the business on January 16, 2002 as a Delaware corporation. Our principal business address is 4100 Newport Place, Suite 660, Newport Beach, California 92660. Our telephone number is 877.718.7599. Although the company was not incorporated until January 2002, the idea for our company began in or around January 2001 when Eric Johnson, our president, chief executive officer and a member of our board of directors, and Joseph King, a member of our board of directors, first discussed the possibility of forming a company to provide vulnerability assessments and emergency communications systems to schools and government facilities. The original goal was to improve public safety emergency communications and allow seamless communication between police, fire fighters and emergency medical personnel responding to an emergency at a school or other government facility. Mr. Johnson and Mr. King spent approximately one year conducting research to determine whether their business idea was viable. Mr. King and Mr. Johnson determined that developing a system that could be utilized by the military was a more workable alternative. As they discussed the development of the Aegis SafetyNet,(TM) system, it became apparent that there were significant military and law enforcement applications for this system. Our focus is now on developing those military and law enforcement applications.

We have no revenues and minimal assets and we have incurred losses since our inception. To date we have relied solely on the sale of our equity securities to fund our operations.


Our business

The terrorist attacks on our country have made homeland defense a national priority. However, we believe there are glaring deficiencies in our national preparedness, specifically communications systems available to police, fire fighters and emergency medical personnel.

We believe that the benefits of building a first responder communications capability are immediate and widespread - making the nation safer from terrorist attacks while also bolstering everyday response capabilities.

We have designed a wireless command and control communications system, the Aegis SafetyNet,(TM) which we believe will be used by law enforcement in their day-to-day operations, as well as by specially trained hazardous material teams, collapse search and rescue units, bomb squads, and police tactical units such as Special Weapons Teams.

We are currently working with the Los Angeles County Sheriff's Department Special Enforcement Bureau to test, develop and implement the Aegis SafetyNet(TM) which will, among other things, allow video transmissions and voice communications from a crime scene to subordinate and superior commands and provide surveillance capabilities from vantage points that would otherwise be dangerous or conspicuous.

The Aegis SafetyNet(TM) has both military and law enforcement applications. In addition to field-testing our system with the Los Angeles County Sheriff's Department, the Department of the Army, Special Forces Command, has established an Integrated Concept Development Team with us to develop, plan and execute security initiatives for Department of State facilities abroad.

Our product

The Aegis SafetyNet(TM):
     o allows common command and control for law enforcement, firefighters and emergency medical technicians responding to any type of emergency, from earthquakes to terrorist incidents;
     o meshes the latest, most advanced wireless and other on-site sensor technologies with our proprietary software to provide real-time streaming video and other highly dense files of information;
     o allows collaboration between agencies and subject matter experts, resulting in better tactical decision making; o combines data and voice communication capabilities, allowing multiple levels in the chain of command to share intelligence about emergency site conditions and coordinate a response strategy;
     o   enables greater situational awareness;
     o protects emergency responders by allowing visual information to be gathered by remote video;
     o   deploys rapidly at an emergency site;
     o provides "reach-back" capability to allow consultation with subject matter experts who are not at the emergency site;
     o   provides satellite communications;
     o can be used on frequencies currently available for public safety purposes;
     o   can be integrated with existing security systems;
     o   transmits secure, encrypted data;
     o   provides high-speed access to information; and
     o   is scalable.

The offering by the selling shareholders

Up to 1,594,000 shares of our common stock may be offered by the selling shareholders. The selling shareholders may sell all or any portion of the shares in this offering in one or more transactions through a variety of methods. The offering price of the shares is $2.00. The non-affiliate selling shareholders will sell their shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board (or other specified market) and thereafter at prevailing market prices or privately negotiated prices.


Description of the shares of common stock being offered for sale by the selling shareholders

We are authorized to issue 100,000,000 shares of $.001 par value common stock. As of November 12, 2002, approximately 10,429,000 shares of our common stock were issued and outstanding, each share of common stock having equal rights and preferences, including voting privileges. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. The shareholders are entitled to cumulate their votes for directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available for dividends. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.


Benefits of offering to our current officers and directors

Based on the offering price per share of $2.00 per share, our officers and directors would receive proceeds of approximately $1,150,000 if all of their offered shares were sold at the offering price. In particular, we issued

8,350,000 shares of our common stock valued at $.001 per share in exchange for services related to our incorporation and initial business activities to our officers and directors, Eric Johnson, Joseph King, Richard Reincke and George Farquhar. We are registering only a portion of the total shares held by our officers and directors, including our future officer, Robert Alcaraz.

Based on the proposed maximum offering price per share, Mr. Johnson would realize a profit of approximately $500,000 if all of his offered shares were sold at the offering price. Mr. King would realize a profit of approximately $100,000 if all of his offered shares were sold at the offering price. Mr. Reincke would realize a profit of approximately $200,000 if all of his offered shares were sold at the offering price. Mr. Farquhar would realize a profit of approximately $50,000 if all of his offered shares were sold at the offering price. Mr. Peacock would realize a profit of approximately $195,000 if all of his offered shares were sold at the offering price. Mr. Alcaraz would realize a profit of approximately $100,000 if all ofhis offered shares were sold at the offering price.


Estimated use of proceeds

We will not receive any of the proceeds from the sale of those shares being offered by the selling shareholders.

Summary financial information

The summary financial information below is derived from the more detailed financial statements appearing in elsewhere in this Form SB-2. We prepared our financial statements in according with generally accepted accounting principles in the United States. All information in this Form SB-2 must be considered in conjunction with our financial statements and notes contained elsewhere in this Form SB-2.

     Income Statement                           For the Period from
                                               inception (January 16,
                                               2002) to July 31, 2002
                                                         $
     Revenue                                             0
     Net Income (Loss)                               (127,365)
     Net Income (Loss) Per Share                       (.02)



     Balance Sheet                                 July 31, 2002
                                                         $
     Total Assets                                      39,481
     Total Liabilities                                 64,492
     Shareholders' Deficit                            (25,011)

RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative and involves many risks. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his investment.


There is substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. We have no revenues and minimal assets and we have incurred losses since our inception. To date we have relied solely on the sale of our equity securities to fund our operations. Our general business strategy is unproven, and we are not generating revenues; however, we continue to incur legal, accounting, and other business and administrative expenses. Our auditor has therefore recognized that there is substantial doubt about our ability to continue as a going concern. In order to continue as a going concern, we will need to raise additional funds. We do not have any commitments for such funds. If we are not able to raise additional operating funds either through the sale of our capital stock or through borrowings, we may be forced to dissolve the company. If we are forced to dissolve the company, investors in us would likely lose their entire investment in us. In such an event, it will be extremely difficult for an investor to recover any of his or her investment.

We are a developmental stage company with losses since formation and we anticipate a need for additional financing to supply us with the working capital necessary to maintain our operations; otherwise, we will be unable to realize our business plans, which will harm our ability to earn revenues.

We are a development stage company. From the date of formation until October 31, 2002 , we have incurred losses from our business development and research and development endeavors in the amount of approximately $210,000. We have no revenues and minimal assets and we have incurred losses since our inception. To date we have relied solely on the sale of our equity securities to fund our operations. We may be unable to generate any revenues or achieve profitability on a quarterly or annual basis. We anticipate the need for additional working capital in order to accomplish our business goals. We will likely require approximately $360,000 to fund our operations for the next twelve months. If we do not raise sufficient funds, we will be unable to compete effectively in the wireless communications industry. We do not presently have any sources of financing other than the sale of our equity securities. Our inability to generate additional financing will harm our ability to earn revenues.

Our inability to successfully license, manufacture and market our intellectual property and technologies will adversely affect our competitiveness and financial condition which will likely harm our ability to earn revenues.

Our success depends upon our ability to license and market our intellectual property and technologies. We do not have any patents, licenses or royalty agreements. We do have a California trademark for our "Aegis SafetyNet" mark. We must devote substantial management time and financial resources to locate strategic licensing, manufacturing and marketing partners. We propose to enter into licensing and marketing arrangements to license, manufacture and promote our intellectual property and technologies. We may be unable to enter into agreements with other parties on terms acceptable to us and such arrangements may not be profitable. Our failure to enter into such agreements may force us to undertake the manufacturing and marketing of our products ourselves, which will increase our administrative and operating costs. Such a result will have a material adverse effect on our competitiveness and operations. Specifically, our costs may outstrip our resources and, in turn, force us to curtail our business plans. In such an event, our ability to earn revenues will be harmed.

We may be unable to implement our business plan to develop and bring to market functional prototypes of our inventions and designs which will, in turn, harm our reputation in the business community and adversely affect our ability to earn revenues.

We based our business plan on certain assumptions regarding the timely marketability of our products and processes to potential licensees and purchasers. These assumptions are based on our best estimates. Our assessments regarding our industry, potential licensing partners and marketability of our products and processes may be incorrect. Our future success in implementing our business plan may be adversely affected by external factors including:

     o   governmental regulations;

     o   customer acceptance of our products;

     o   technological changes in the wireless communications industry;

     o   increased competition in the wireless communication industry;

     o increased operating costs, including costs of consultants, lab and testing facility fees, supplies and equipment; and

     o   licensing agreements offered by competing technologies.

We may never successfully develop functional prototypes of our inventions and designs. Even if we are able to build functional prototypes, we may be unable to successfully bring our prototypes to market or be profitable even if we do bring prototypes to market. If we are unable to bring our prototypes to market or if our prototypes fail to function as expected, our business reputation will be harmed resulting in a reduced ability to earn revenues.

Competition in the law enforcement communications industry is intense and due to our limited resources we may be unable to compete successfully. If we are unable to compete successfully, our reputation will be harmed which will adversely affect our ability to enter into beneficial strategic relationships resulting in reduced revenues.

As the government and private industry become increasingly concerned with security issues, the security and anti-terrorism industry has grown accordingly. Competition for government and private contracts is intense among a wide ranging group of product and service providers, almost all of which are larger than us and possess significantly greater assets, personnel and financial resources. Many of our competitors also have established lobbyists, which provides them with an advantage in securing government contracts. Our specific competition is more particularly described in our Business discussion below under the subheading "Competition".

We have limited intellectual property protection and our competitors may be able to appropriate our technology or assert infringement claims which could divert resources earmarked for business development and ultimately harm our ability to earn revenues.

We intend to rely on a combination of trade secrets, copyright laws, trademark laws, non-disclosure and other contractual provisions with employees and third parties, and technical measures to protect our proprietary rights in our "command and control" software and related products. We do not have any patents, licenses or royalty agreements. We do have a California trademark for our "Aegis SafetyNet" mark. There can be no assurance that these protections will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours. If someone infringes on our copyrights or trademarks, we may have to enter into costly and time-consuming litigation in a variety of forums to protect our intellectual property rights. If we fail to protect our intellectual property, others may appropriate our technology and sell products with features similar to ours. This could reduce demand for our products. We may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable. Although we may take action to protect our unpatented trade secrets, our technology and our proprietary information, in part, by the use of confidentiality agreements with our employees, consultants and certain of our contractors, there can be no assurance that:


     o   these agreements will not be breached;
     o   we would have adequate remedies for any breach; or
     o our proprietary trade secrets and know-how will not otherwise become known or be independently developed or discovered by competitors.

There is also no assurance that our actions will be sufficient to prevent imitation or duplication of our products and services by others or prevent others from claiming violations of their trade secrets and proprietary rights. If another company is able to copy our products and services and create a functionally equivalent product at a lower cost, quicker than us, our ability to earn revenues will be harmed.

We believe that our products do not infringe upon the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us in the future or that a license or similar agreement will be available on reasonable terms in the event of an unfavorable ruling on any such claim. In addition, any such claim may require us to commit substantial time and effort, and to incur substantial litigation expenses, and may subject us to significant liabilities that could harm our ability to earn revenues. Specifically, we will be forced to use funds that would otherwise be used to advance our business objectives.

Although we have employment and consulting contracts with our key personnel, the loss of the services of any of our key employees or consultants would harm our ability to move forward with our business plan as we would be forced to spend considerable time and funds on securing replacement personnel where we would otherwise be spending such time and funds on business development.

Our performance is substantially tied to and dependent upon the continued services and performance of our key personnel. Compared to other competitive organizations, the depth of our management is limited and failure or inability of key personnel to perform and continue to render services to us would materially affect our future as we would be forced to spend time and funds on securing replacement personnel. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled technical, managerial, marketing and customer service personnel. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. Our failure to retain and attract additional technical, managerial, merchandising, marketing and customer service personnel will decrease our competitiveness and inhibit our level of technical innovation. As a result, our ability to earn revenues and continue advancing our business plan could be harmed.


The exercise of outstanding options to purchase our common stock may cause significant dilution to our stockholders and may have an adverse impact on the market price of our common stock which could cause our investors to lose their entire investment in us and could cause our business to fail.

As of November 12, 2002, there were outstanding options to acquire up to 2,975,000 shares of our common stock at prices ranging from $0.10 to $0.30 per share. If exercised, these securities will dilute the percentage ownership of holders of outstanding common stock of our company. These securities, unlike the common stock, provide for anti-dilution protection upon the occurrence of stock splits, redemptions, mergers, reclassifications, reorganizations and other similar corporate transactions. If one or more of these events occurs, the number of shares of common stock that may be acquired upon conversion or exercise would increase and have a dilutive effect on your shares of common stock. The mere prospect of the exercise of the options could depress the market price for our common stock. If the market price of our stock is depressed, investors could lose their entire investment in us. Also, the depression of our stock price will make it more difficult for us to raise capital through the sale of our stock as investors will be more hesitant to invest in a company with a depressed stock price.

There is no public market for the offered shares which may force investors in us to retain their shares during periods where selling such shares would be advisable. As a result, investors in us may lose their entire investment.

There is currently no public market for the offered shares. A public market may not develop for the offered shares. Investors will have no right to present their shares of common stock to the company for repurchase. Investors who wish to terminate their investment in the company must rely solely upon their ability to sell or otherwise transfer their shares of common stock purchased from the selling shareholders, subject to applicable securities laws. There may be no private market for the offered shares. As a result, investors may be forced to retain their shares during periods when it would be more prudent to sell or otherwise dispose of their shares. Consequently, the purchase of shares of our common stock should be considered only as a long-term investment. Accordingly, a purchase of the offered shares should be considered significantly illiquid.

Our certificate of incorporation and our bylaws include provisions eliminating or limiting the liability of our officers and directors to the company for certain damages which ultimately limits investors' ability to recover from our officers and directors for certain damages.

Accordingly, our officers and directors may have no liability to the company or our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to the shareholders. As a result, the ability of our investors to recover from our officers and directors for damages associated with such action or inaction is limited.

Because our common stock will be subject to the penny stock rules, purchasers of our common stock may have difficulty selling our common stock.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock.

Our officers and directors are engaged in activities that could conflict with our interests; therefore, our officers and directors may devote insufficient time to our affairs, which may negatively affect our operations and harm our ability to earn revenues.

Our officers and directors may have existing responsibilities to other entities. Conflicts of interest between us and those other activities may occur from time to time. Our officers and directors may have conflicts of interest in allocating time, services, and functions between our business and the other business ventures in which he may be or become involved and our affairs. Currently, Mr. King, Mr. Grillo and Mr. Farquhar dedicate only a portion of their business hours to our business activities. As discussed later in the section entitled "Directors, Executive Officers, Promoters and Control Persons", Messrs. King, Grillo and Farquhar engage in other business pursuits. However, they have agreed to dedicate additional time to our business when funds permit.

Our officers and directors own approximately 86% of our outstanding common stock. Such concentrated control allows these shareholders to determine matters requiring shareholders' approval.

Our officers and directors beneficially own approximately 86% of our outstanding common stock. Concentrated control of the company may adversely affect the price of our common stock as our officers and directors may be able to control the election of directors and other matters requiring shareholders' approval. Such concentrated control will make it difficult for our shareholders to receive a premium for their shares of our common stock if we merge with a third party or enter into a transactions requiring shareholder approval because such shareholders will be unable to influence such decisions if our officers and directors decide to vote their shares similarly. In addition, investors may be more hesitant to invest in us because they will have little control over decisions requiring shareholders' approval.

Forward Looking Statements

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of proceeds

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling shareholders.

Determination of Offering Price

The non-affiliate selling shareholders will sell their shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board (or other specified market) and thereafter at prevailing market prices or privately negotiated prices. There is no established public market for the offered shares. The offering price of the offered shares is not based on any quantifiable criteria such as our assets or revenues. In fact, since inception we have not generated any revenues. The offering price is that price which we believe an investor would pay on the open market for an interest in a company with our business plans and our management team. However, the offering price may not be indicative of the true fair market value of the offered shares.

Dilution

The shares offered for sale by the selling shareholders are already outstanding and, therefore, do not contribute to dilution.

Selling shareholders

The following table sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders, the number of shares of common stock which may be offered for sale pursuant to this prospectus by such selling shareholders, the number of shares beneficially owned by such selling shareholders after the offering, and the percentage ownership after the offering. Because the selling shareholders may sell all or part of the shares of common stock offered hereby, the following table assumes that all shares offered under this prospectus have been sold by the selling shareholders. The offered shares of common stock may be offered from time to time by each of the selling shareholders named below. However the selling shareholders are under no obligation to sell all or any portion of the shares of common stock offered, neither are the selling shareholders obligated to sell such shares of common stock immediately under this prospectus.

None of the selling shareholders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling shareholders had or have any material relationship with us.

========================= ========================= ========================== ============================ =======================
Name of Selling Security   Shares of Common Stock   Maximum Number of Shares     Shares of Common Stock      Percent of Shares of
Holder                     Owned Before Offering          Being Offered           Owned After Offering        Common Stock Owned
                                                                                                                After Offering
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Eric Johnson(1)                  3,550,000                   250,000                    3,300,000                    32%
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Joseph King(2)                   3,405,000                   50,000                     3,355,000                    32%
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Robert Alcaraz(3)                 150,000                    50,000                      100,000                      1%
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Eric Peacock(4)                   500,000                    100,000                     400,000                      4%
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Richard Reincke(5)                800,000                    100,000                     700,000                      7%
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
George Farquhar(6)                500,000                    25,000                      475,000                      5%
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------

Vernon Briggs III                 500,000                    100,000                     400,000                      4%
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Robert N. Hutchings                20,000                    20,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Richard Kitynsky                   50,000                    50,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Douglas Puskar                     40,000                    40,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Allan G. and Marcella H.
Levy                               80,000                    80,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Robert B. Gibson                   20,000                    20,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Jeffrey S. Hughes                  20,000                    20,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Laura Levy                         20,000                    20,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Gregory Reincke(7)                 20,000                    20,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Corree Larsen                      20,000                    20,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Robin J. Gamma                     20,000                    20,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------



                                       12


MC Law Group(8)                   400,000                    200,000                     200,000                     1.9%
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Daniel Hiliker                      5,000                     5,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Gary Worthley                     100,000                    100,000                        0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Michael Kelley                     20,000                    20,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Paul Ippedico and
Mary E. Berube                     20,000                    20,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Ed Bolin                           20,000                    20,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Cota LLC(9)                        20,000                    20,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Equity Land &
Management Services(10)            20,000                    20,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Sharon Tucker(11)                  4,000                      4,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Timothy Corbett                    20,000                    20,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Kevin J. and AnnMarie
Corbett                            20,000                    20,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Joseph L. and Joyce
A. Comer                           4,000                      4,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
David and Nora
Johnson(12)                        40,000                    40,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Lars and Angela
Johnson. (13)                      50,000                    50,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Telford Revocable
Intervivos Trust                   2,000                      2,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Salim Naber                        24,000                    24,000                         0                         0
------------------------- ------------------------- -------------------------- ---------------------------- -----------------------
Format, Inc. (14)                  40,000                    40,000                         0                         0
========================= ========================= ========================== ============================ =======================

(1) Mr. Johnson is our president, chief executive officer and a member of our board of directors. 100,000 of Mr. Johnson's beneficially owned shares are held in the name of Elizabeth Yeater, as trustee for a Johnson family trust, and 150,000 of Mr. Johnson's beneficially owned shares are held in the name of EDJ Holdings, Inc., a corporation which he controls.
(2) Mr. King is a consultant and a member of our board of directors.
(3) Mr. Alcaraz is currently a consultant; however, he has agreed to become a vice president effective January 1, 2003. He also holds options to purchase 150,000 shares of our common stock at an exercise price of $.30 per share with an exercise period beginning January 1, 2003 and terminating January 1, 2006. Mr Alcaraz is currently on active duty with the Los Angeles County Sheriff's Department and will become our vice president of strategy and business development effective January 1, 2003.
(4) Mr. Peacock is our chief technology officer and a member of our board of directors.
(5) Mr. Reincke is our secretary, chief operating officer and a member of our board of directors.
(6) Mr. Farquhar is our vice president and general manager.
(7) Gregory Reincke is the brother of Richard Reincke, our secretary, chief operating officer and a director.

(8) MC Law Group provides us with legal services. The principals of MC Law Group are Deron M. Colby and Michael J. Muellerleile.
(9) Cota LLC is a limited liability company; Chris Cota, who is not an affiliate of the company, is the control person.

(10) Equity Land & Management Services is a Nevada corporation formed in the year 2000. Equity Land & Management Services is controlled by Michael Cushing, who is not an affiliate of the company. None of the officers, directors or principal shareholders of Aegis own, control, or are affiliated with this corporation.
(11) Sharon Tucker is the sister of Richard Reincke, our secretary, chief operating officer and a director.

(12) David and Nora Johnson are the parents of Eric Johnson, our president, chief executive officer and chairman. David Johnson is an affiliate of a broker-dealer.

(13) Lars Johnson is the brother of Eric Johnson, our president, chief executive officer and chairman.

(14) Ryan Neely, who is not an affiliate of the company, is the control person.


Except for David Johnson, none of the selling shareholders are broker-dealers or affiliates of a broker-dealer. Each of the selling shareholders acquired their shares in a private placement transaction or through the issuance of founder's stock.

The following table lists the names, addresses, number of shares, purchase price per share and date of purchase of the shares of each selling shareholder.

--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
INVESTOR              ADDRESS                                          NUMBER OF        PURCHASE PRICE      DATE OF PURCHASE
                                                                        SHARES            PER SHARE
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Eric Johnson          212 Ambroise Court, Newport Coast, CA 92657      3,550,000            $0.001            Feb. 4, 2002
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Joseph King           307 Silver Oaks Dr., Fayetteville, NC 28311      3,405,000            $0.001            Feb. 4, 2002

--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Richard Reincke       4900 E. Chapman, #28, Orange, CA 92869            800,000             $0.001            Feb. 4, 2002

--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
George Farquhar       11 Sherwood Drive, Aliso Viejo, CA 92656          500,000             $0.001            Feb. 4, 2002

--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Corree Larsen         22681  Oakgrove  Avenue,  Apt.  436,  Aliso       20,000              $0.001            Feb. 4, 2002
                      Viejo, CA 92656

--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Robin J.              21204 Camelia, Lake Forest, CA 92630              20,000              $0.001            Feb. 4, 2002
Gamma
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Richard Kitynsky      131 Windsor Lane                                  50,000              $0.001            Feb. 4, 2002
                      Raeford, NC 28376

--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Daniel Hiliker        6890 Brasswood Dr.                                 5,000              $0.001            Feb. 4, 2002
                      Fayetteville, NC 28314

--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
MC Law Group          4100  Newport  Place,  Suite  830,  Newport       400,000             $0.01            April 15, 2002
                      Beach, CA 92660
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Eric Peacock          5181/2Fernleaf  Avenue,  Corona del Mar, CA       500,000             $0.01            April 20, 2002
                      92625
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Vernon Briggs III     4251/2Begonia, Corona del Mar, CA 92625          500,000*             $0.01            April 20, 2002
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Robert N.             970 E. 700 So. #44, St. George, UT 84790          20,000              $0.25             May 22, 2002
Hutchings
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Doug Puskar           117 20th Place, Manhattan Beach, CA 90266         40,000              $0.25             June 15, 2002
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Jeffrey S.            4146 Paseo De Plata, Cypress, CA 90630            20,000              $0.25             June 24, 2002
Hughes
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Robert B.             28501 El Sur, Laguna Niguel, CA 92672             20,000              $0.25             June 24, 2002
Gibson
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Allan     G.     and  13556 E. Bayview Dr., Scottsdale, AZ 85259        80,000              $0.25             July 1, 2002
Marcella H.
Levy
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Gary T.               5815 Theall Street, Houston, TX 77066             100,000             $0.25             July 15, 2002
Worthley
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Laura Levy            13556 E. Bayview Dr., Scottsdale, AZ 85259        20,000              $0.25             July 24, 2001
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Gregory Reincke       218 Porter Street, Manchester, CT 06040           20,000              $0.25             Aug. 8, 2002
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Michael Kelley        3 Abington Road, Danvers, MA 01923                20,000              $0.25             Aug. 25, 2002
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------

                                       14

Paul Ippedico         162 Knollwood Road, Manchester, CT 06040          20,000              $0.25             Sept. 3, 2002
and Mary E.
Berube
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Equity     Land    &  3540 W. Sahara Avenue #152,  Las Vegas,  NV       20,000              $0.25            Sept. 10, 2002
Management Services   89102-5816
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Sharon Tucker         10948 Oso Avenue, Chatsworth, CA                   4,000              $0.25            Sept. 12, 2002

--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Timothy Corbett       493 South Euclid Ave. #2                          20,000              $0.25            Sept. 13, 2002
                      Pasadena, CA  91101
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Kevin J. and          33 Farm Road South,  Wading River, New York       20,000              $0.25            Sept. 13, 2002
AnnMarie Corbett      11792
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Salim Naber           18841 Gregory Lane,  Huntington  Beach,  CA       24,000              $0.25            Sept. 15, 2002
                      92646
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Lars and              9676 North Winchester  Drive,  Cedar Hills,
Angela Johnson        UT 84062                                          50,000              $0.25            Sept. 16, 2002
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
David D. and Nora E.  2878 E. Sierra Drive,  Westlake Village, CA       40,000              $0.25            Sept. 17, 2002
Johnson               91362
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Cota LLC              450 NE 20th Street, Boca Raton, FL 33431          20,000              $0.25            Sept. 17, 2002

--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Ed Bolin              27741  Crown  Valley  Pky.  #323,   Mission       20,000              $0.25            Sept. 17, 2002
                      Viejo, CA 92691
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Joseph  L. and Joyce  4403 Salinas Street, Oceanside, CA 92057           4,000              $0.25             Sept.18, 2002
A.
Comer
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Telford    Revocable  8379 Benjamin, Huntington Beach, CA 92647          2,000              $0.25            Sept. 18, 2002
Intervivos Trust
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Format, Inc.          1102 Buena Vista, San Clemente, CA 92672          40,000              $0.25            Sept. 25, 2002
--------------------- -------------------------------------------- ------------------ ------------------- ----------------------
Robert Alcaraz        29835 Weatherwood, Laguna Niguel, CA 92677        150,000             $0.23             Oct. 1, 2002

--------------------- -------------------------------------------- ------------------ ------------------- ----------------------

*On April 20, 2002, we entered into a consulting agreement with Mr. Briggs for software development services which our board of directors valued at $5,000. The agreement allowed us to pay Mr. Briggs 500,000 shares of our common stock and options to purchase additional common stock as consideration for $5,000. The fair value of the consideration given totaled $5,000. On September 15, 2002, we agreed with Mr. Briggs to terminate his employment agreement and supersede that consulting agreement. Mr. Briggs and the company entered into a settlement agreement, the terms of which have not yet been preformed. The agreement provides, among other things, that Mr. Briggs will (i) receive $8,000 in cash over 60 days; (ii) retain 200,000 shares of our common stock currently owned by him; (iii) accept the cancellation of all his stock options; and (iv) agree that we have the right, but not the obligation, to redeem Mr. Briggs' remaining 300,000 shares of common stock at $0.17 per share within the 6 month period immediately following the execution of the settlement agreement. Any shares of Mr. Briggs' common stock which are not redeemed during the sixth month redemption period will be retained by Mr. Briggs.

Plan of Distribution

The non-affiliate selling shareholders will sell their shares at $2.00 per share until our shares are quoted on the OTC Bulletin Board (or other specified market) and thereafter at prevailing market prices or privately negotiated prices. The selling security holders do not intend to engage in short selling or other hedging activities. The shares will not be sold in an underwritten public offering.

The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
     o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
     o   privately negotiated transactions.

Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

The shares of common stock offered by the selling shareholders have not been registered for sale under the securities laws of any state as of the date of this prospectus and selling shareholders may not sell their shares until those shares are qualified or registered under various state Blue Sky laws, or unless an exemption from such qualification or registration is available. Selling shareholders and brokers or dealers effecting transactions in the shares of our common stock should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration. We will not receive any of the proceeds from the sale of those shares being offered.

We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. The selling security holders may not sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons

We are dependent on the efforts and abilities of certain of our senior management. The interruption of the services of key management could have a material adverse effect on our operations, profits and future development, if suitable replacements are not promptly obtained. We have entered into employment agreements with each of our key executives. We cannot guaranty that each executive will remain with us during or after the term of his or her employment agreement. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers and directors will hold office until their resignations or removal.

There is no family relationship between any of our officers or directors except for the following: Mr. King and Mr. Johnson are brothers-in-law. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

The following table sets forth information regarding our officers, directors and key consultants.

=================== ==== ======================================================
Name                Age  Position
------------------- ---- ------------------------------------------------------
Eric D. Johnson     38   president, chief executive officer and chairman
------------------- ---- ------------------------------------------------------
Richard C. Reincke  45   secretary, chief operating officer and director
------------------- ---- ------------------------------------------------------
Joseph Grillo       45   director and marketing consultant
------------------- ---- ------------------------------------------------------
Eric Peacock        30   chief technology officer and director
------------------- ---- ------------------------------------------------------
Robert Alcaraz      52   consultant, vice president (effective Jan.1, 2003)
------------------- ---- ------------------------------------------------------
Joseph P. King      42   director and special consultant
------------------- ---- ------------------------------------------------------
George Farquhar     62   consultant
------------------- ---- ------------------------------------------------------

Richard Kitynsky    46   consultant - training and product integration
=================== ==== ======================================================

Eric D. Johnson has been our president, chief executive officer and chairman of our board of directors since our inception. He is responsible for the strategic direction and management of the company. Mr. Johnson will oversee our contract procurement and business development programs. He currently spends approximately 40 to 50 hours per week on our business operations. Mr. Johnson is a graduate of the University of New York. In 1983, Mr. Johnson joined the United States Army and served for six years in Military Intelligence. Mr. Johnson attended the Defense Language Institute in Monterey, California and is fluent in German. After receiving his Top Secret Security Clearance-SCI, Mr. Johnson was assigned to INSCOM and the National Security Agency as a SIGINT intelligence analyst and was stationed in Europe. In addition to working on several classified projects, Mr. Johnson led a team that was responsible for military intelligence collection and analysis in Eastern Europe. Mr. Johnson received an honorable discharge in 1990. After passing the NASD Series 7 and Series 63 securities license exams in 1990, Mr. Johnson joined Equity Services, Inc., a national full service broker-dealer, where he provided financial planning and investment advisory services to high net worth individuals and closely held businesses until July 1997. From July 1997 through late 1999, he was a self-employed business consultant. In January 2000, he co-founded StrategicParts.com, Inc., an on-line collaboration hub for electronics manufacturers. He served as president and chief executive officer of that company until April 2001, when he resigned to devote his full time to Aegis. Mr. Johnson is not an officer or director of any reporting company.

Richard C. Reincke has been working with the company since its inception and became our chief operating officer on May 1, 2002, our secretary on June 1, 2002, and one of our directors on July 3, 2002. He is responsible for coordination and management of field operations, product distribution, and human resources. He currently spends approximately 40 to 50 hours per week on our business operations. Beginning in 1984 and continuing through 1991, Mr. Reincke was the General Partner of Ideal House America Ltd., a California limited partnership which designed and manufactured containerized housing units. Mr. Reincke managed a manufactured housing production facility in San Bernardino, California, and oversaw construction projects in the Pribilof Islands; Portland, Oregon; the Bahamas; and California. From 1991 through 1994, Mr. Reincke performed administrative and paralegal services for two law firms, and assisted attorneys in the preparation and trial of business litigation, personal injury and divorce actions. He also managed the law office, directed personnel, and handled receivables and payables. From 1996 to April 2002, Mr. Reincke was a self-employed paralegal, primarily in the fields of business litigation, securities filings with the Securities and Exchange Commission and state regulatory agencies, and corporate and transactional matters. In 1997 he also served as a receiver appointed by the Los Angeles Superior Court. In 1975 he was selected as a National Merit Scholar and in 1976 he completed a 6-week Officer Training School program run by the United States Marine Corps in Quantico, Virginia. Mr. Reincke currently devotes all his business time to Aegis. Mr. Reincke is not an officer or director of any reporting company.

Joseph Grillo has been a director since August 15, 2002 and will serve as an outside sales and marketing consultant. Mr. Grillo has been in the access control and security systems industry since 1981. Mr. Grillo was recently named President and CEO of the ASSA ABLOY Identification Technology Group . Prior to his current position, Mr. Grillo served as President and CEO of HID Corporation, which he joined as the national sales manager in April of 1993. He was promoted to executive vice president of sales and marketing in 1999, and chief operating officer in 2000. In January of 2001, he became president and chief executive officer of HID Corporation when the previous president retired and when HID Corporation was acquired by ASSA ABLOY. HID Corporation is the largest manufacturer of contactless access control readers and cards for the security industry and pioneered the development of radio frequency identification (RFID) technology for security. HID was acquired by ASSA ABLOY AB in 2000 and became part of the ASSA ABLOY Identification Technologies Group in 2002. The ASSA ABLOY Identification Technologies Group is comprised of a research and development center, three product companies (including HID Corporation), and four sales and distribution companies. The parent company to all of these entities, ASSA ABLOY AB, is the world's leading manufacturer and supplier of locks and associated products, dedicated to satisfying end-user needs for security, safety and convenience. Current sales for the related entities are in excess of 2 billion USD and they collectively have over 25,000 employees.. Before joining HID, Mr. Grillo worked as a branch and regional manager for Security Specialists, a regional sales manager for National Control Systems (now ITI) and Kidde Automated Systems (currently a division of TYCO). He graduated magna cum laude from the University of Connecticut Business School with an undergraduate degree in Finance and Economics in 1979. He serves as President Elect of SIA, the Security Industry Association, and is a member of ASIS (American Society of Industrial Security). Mr. Grillo is not an officer or director of any reporting company.

Eric Peacock has been our chief technology officer and a director since
August 1, 2002. He currently spends approximately 40 to 50 hours per week on our business operations. Mr. Peacock has several years experience in the design and implementation of commerce based corporate software and premier software implementations. In August 1996, with the vision of harnessing the power of the Internet for localized commerce solutions, he co-founded Iocene Technology Corporation (originally named Centrocom Corporation). For Iocene, Mr. Peacock designed and wrote software which facilitates Internet commerce. Until he became our chief technology officer, he served as Iocene's chief executive officer and chief technology officer, primarily as the overseer of software design and specification phases, as well as final operational approval. Iocene was an Internet application engineering, business technology, and electronic commerce provider. Its core competencies include application engineering and design, project management and deployment, application hosting and maintenance, information interface design, and financial applications and systems. In addition to his duties with Iocene, since October 2001, Mr. Peacock has also designed and written software, and served as team leader for the software development team, which facilitates the trading of municipal bonds in secure transactions.. He designed the Aegis platform and wrote the SafetyNet(TM)software. Mr. Peacock holds a BA from Whittier College. Mr. Peacock currently devotes his entire business time to Aegis. He is not an officer or director of any reporting company.

Robert G. Alcaraz is a special consultant to the company because he is still employed by the Los Angeles County Sheriff's Department. He currently holds the rank of sergeant. He will become our vice president of strategy and business development when he retires from the Sheriff's Department effective January 1, 2003. He joined the Sheriff's Department in 1975 after graduating in the top 5% of his academy class. During his tenure with the Sheriff's Department, he has served at different ranks and capacities in virtually every law enforcement function, including custody, patrol, SWAT, gang enforcement detective, special projects and staff positions. He has assisted in the strategic planning for such major events as the 1984 Summer Olympics in Los Angeles and dignitary protection for President Ronald Reagan. Mr. Alcaraz has earned many commendations and letters of appreciation during his law enforcement career. He has lectured and trained department members, executives, and other law enforcement personnel in weaponless defense, tactics, leadership and operation planning. He created a Wellness Program used throughout the entire Sheriff's Department that has been used as a model for other law enforcement agencies. Including his service as a Reserve Deputy, Mr. Alcaraz has 30 years of law enforcement experience. This contributed to his assignment with the Special Projects Group, which focused on technology exploration for law enforcement. In this assignment, he sought to identify, develop, exploit, and integrate new technologies for law enforcement and Homeland Security. Mr. Alcaraz is not an officer or director of any reporting company.

Joseph P. King has been a director of the company since July 3, 2002 and currently operates as a special consultant to the company because he is still on active duty with the U.S. Army as a Master Sergeant working for Special Forces Command evaluating new technologies and equipment. He has completed 20 years of service and anticipates retiring from the U.S. Army in February 2003. After his retirement, Mr. King intends to join the company as a full-time employee. Mr. King has served with the U.S. Army Special Forces for the last 15 years, and served in the 5th Special Forces Group (Airborne) for more than nine years. While there, he served on an operational detachment, responsible directly to the Joint Chiefs of Staff, to provide security assessments for United States Embassies and Consulates throughout the Middle East. He led these assessments, collected on-site information, developed plans and produced final products to high level Department of Defense Agencies. Mr. King has received a broad spectrum of training including the most demanding the U.S. Army provides. He has significant experience with Computer Automated Drawing software and hardware applications. In addition, Mr. King was responsible for planning, equipping and training a newly formed Counter-Terrorism detachment in 1994 and 1995. Mr. King currently holds a Top Secret Security Clearance-SCI. He recently was assigned to a new duty position as Operations Sergeant for the United States Army Special Operations Command Special Operations Research Support Element. His duties include finding, developing, evaluating and implementing emerging technologies from all aspects of the commercial sector, for the purpose of moving Special Operations warfare into the 21st century. Mr. King is not an officer or director of any reporting company.


George R. Farquhar has been a consultant to the company since January, 2002. Upon completion of our next round of financing, he will become our vice president and general manager. From 1996 to the present he has also served as corporate secretary and chief financial officer of Vitatonics Corp., a reporting company which participates on the OTC Bulletin Board. Mr. Farquhar earned his Masters of Business Administration degree in finance from the University of Southern California and his Certified Public Accountant certificate after joining the Los Angeles Office of Price Waterhouse. He has served as the president of two companies, each with annual revenues in excess of $200,000,000. Specifically, he was president of A-Mark Precious Metals, Inc. from 1973 to 1978. He was also president of A-Mark Trading Company from 1974 to 1978. Both companies were privately owned. In addition to his positions with Aegis and Vitatonics Corp., for the past 17 years he has been a business consultant to publicly traded companies as president of Hamilton Partners Incorporated and through Maroka, Inc., a consulting company which he owns. He is not an officer or director of any reporting company.

Richard Kitynsky is a consultant and shareholder who is working with us to integrate Aegis products into training simulations for military and law enforcement utilizing our Aegis SafetyNet.TM Mr. Kitynsky possesses senior management experience with ten years of service with the United States Army Special Forces and a total of over 24 years of service with the United States Army, from which he retired in November 2000 at the rank of Sergeant First Class. He is currently employed by DyneCorp Technical Services, headquartered in Texas. Mr. Kitynsky served in the 7th Special Forces Group (Airborne) for more than fourteen years. While there, he served on an operational detachment responsible directly to the Joint Chiefs of Staff, to provide security assessments of United States Embassies and Consulates throughout South America. Mr. Kitynsky led these assessments, collected on-site information, developed plans and produced final products to high level Department of Defense agencies. Mr. Kitynsky possesses a Top Secret SBI clearance. Mr. Kitynsky is not an officer or director of any reporting company.

Security ownership of certain beneficial owners and management

The following table specifies the capital stock ownership of our officers, directors and key employees. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionee. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

=================================== ================================ ========================
Name of Beneficial Owner             Title of Class and Number of     Approximate Percent of
                                             Shares Owned                      Class
----------------------------------- -------------------------------- ------------------------
Eric  Johnson,   president,  chief        Common - 3,550,000*                  34.2%
executive officer; chairman
----------------------------------- -------------------------------- ------------------------
Richard Reincke, chief                    Common - 800,000                      7.7%
operating officer;
secretary; director
----------------------------------- -------------------------------- ------------------------
Joseph P. King, director                  Common - 3,405,000                   32.8%
----------------------------------- -------------------------------- ------------------------
Eric Peacock, chief                       Common - 500,000                      4.8%
technology officer;
director
----------------------------------- -------------------------------- ------------------------
George Farquhar,                          Common - 500,000                      4.8%
 consultant
----------------------------------- -------------------------------- ------------------------
Joseph Grillo, director                   Common - 400,000 (upon                3.9%
                                        exercise of stock options -
                                              see below)
----------------------------------- -------------------------------- ------------------------
Robert Alcaraz,                           Common - 150,000                      1.5%
vice president**
----------------------------------- -------------------------------- ------------------------
All officers and directors                Common - 9,305,000                   89.7%
=================================== ================================ ========================

     *100,000 of Mr. Johnson's beneficially owned shares are held in the name of Elizabeth Yeater, as trustee for a Johnson family trust, and 150,000 of Mr. Johnson's beneficially owned shares are held in the name of EDJ Holdings, Inc., a corporation which he controls.

     **Mr Alcaraz is currently on active duty with the Los Angeles County Sheriff's Department and will become our vice president of strategy and business development effective January 1, 2003.

A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of common stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants or rights, but are not deemed outstanding for computing the percentage of any other person.

The following options are outstanding:

     o Joseph Grillo is the only officer or director who has options that are currently exercisable or exercisable within 60 days. Mr. Grillo's $0.30 options have an exercise period which began August 15, 2002 and expires June 1, 2006.
     o Eric Johnson has options to purchase up to 875,000 shares of our common stock at $0.10 per share and 300,000 shares of our common stock at $0.30 per share.
     o Richard Reincke has options to purchase up to 625,000 shares of our common stock at $0.10 per share and 250,000 shares of our common stock at $0.30 per share.
     o Eric Peacock has options to purchase 125,000 shares of our common stock at $0.10 per share and 250,000 shares of our common stock at $0.30 per share.
     o Robert Alcaraz has options to purchase 150,000 shares of our common stock at $0.30 per share. Mr. Alcaraz's $0.30 options have an exercise period which begins January 1, 2003 and expires January 1, 2006.

The $0.10 options described above cannot be exercised before January 1, 2003 and expire January 1, 2006. Except for Mr. Grillo's options and Mr. Alacaraz's options, the $0.30 options described above cannot be exercised before June 1, 2003 and expire June 1, 2006.

Changes in control

Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description of our securities

Common stock

We are authorized to issue 100,000,000 shares of $.001 par value common stock. As of November 12, 2002, approximately 10,429,000 shares of our common stock were issued and outstanding. Each share of common stock has equal rights and preferences, including voting privileges. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is cumulative voting with respect to the election of our directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available for dividends. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of any series of preferred stock that we may designate and issue in the future.


We have reserved 10,000,000 shares of our common stock for use in the "Aegis Assessments 2002 Stock Option Plan" and we also contemplate reserving some of our common stock for use in future stock option plans for our employees.

Preferred stock

Our board of directors is authorized by our certificate of incorporation to issue up to 10,000,000 shares of one or more series of preferred stock, par value $.001 per share. As of November 12, 2002, none of our preferred stock was issued and outstanding. However, we plan to raise additional capital through an offer of a series of preferred stock designated Series A 8% Convertible Preferred stock. We are offering a private placement, pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D, on a "best efforts" basis, of a maximum of 200,000 shares of our Series A 8% Convertible Preferred Stock. The shares of preferred stock are being offered to purchasers whom the Company or its authorized agents believe are "accredited investors", as that term is defined in Rule 501 of Regulation D, and who have the qualifications necessary to permit the shares of preferred stock to be offered and sold in reliance upon an exemption from the registration requirements of the Act in a transaction not involving any public offering. The purchase price for each Share is $5.00 and the minimum number of Shares which each purchaser must purchase is 500 ($2,500.00). The offer commenced on or about October 15, 2002, and will terminate on or about January 30, 2003, unless extended by our management.

Summary of terms of the Series A 8% Convertible Preferred Shares:
     o The face amount of each share of the Series A 8% Convertible Preferred Shares shall increase at 8% per annum from the date of issuance, with all such increases to be cumulative and convertible in kind (prorated to each conversion date) when and as the Series A 8% Convertible Preferred Shares are converted.
     o The shares have a liquidation preference over the shares of our common stock.
     o Each share can be converted into fully paid and nonassessable shares of common stock at the earlier of (i) the date our common stock is listed on the OTC Bulletin Board or a nationally recognized exchange, or (ii) February 15, 2003.
     o Each share can be converted one or more times from its face amount ($5.00 per Share) plus any prorated 8% increase accrued at the time of conversion into fully paid and nonassessable shares of common stock at the lesser of (i) $1.00 per share of common stock, or (ii) 90% of the volume weighted average price of our common stock for the 5 trading days immediately preceding the date of conversion, but in no event less than $0.60 per share
     o Subject to mandatory conversion provisions and other requirements, conversion shall be at the election of the shareholder, provided that:
            o If the closing bid price of our common stock is not less than $3.00 for fifteen (15) consecutive trading days, we have the right to force all preferred shareholders to convert all sums (face amount and prorated cumulative dividends) into our common stock;
            o and further provided, however, that in the event of forced conversion prior to December 31, 2003, a registration statement under the Securities Act of 1933 covering the conversion shares so issuable is then in effect and current.
     o In the event the forced conversion occurs prior to the end of 12 months from issuance, each preferred share shall be credited with a minimum of 8% adjustment increase.
     o The face amount of any unconverted shares of Series A 8% Convertible Preferred Shares plus cumulative dividends will automatically convert to common stock on December 31, 2004

The shares have limited voting rights; however, the conversion shares have all the voting rights of common stock.

In the event that the board of directors decides to issue a different series of preferred stock, it may exercise its discretion in establishing the terms of such preferred stock. Our board of directors may determine the voting rights, if any, of additional series of any preferred stock being issued

Dividend policy

We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Stock option plan

Our board of directors adopted the Aegis Assessments 2002 Stock Option Plan effective April 19, 2002. Our stockholders formally approved the 2002 Stock Option Plan on April 19, 2002 by the affirmative vote, by written consent, of 7,655,000 common shares, which constituted more than 75% of the total issued and outstanding common shares on April 19, 2002.

Summary of 2002 Plan

The following is a summary of certain provisions of the 2002 Stock Option Plan:

Administration

Either our board of directors or a committee appointed by our board of directors may administer the 2002 Stock Option Plan.

Eligibility

Options may be granted only to our directors, employees and independent contractors of the company, or of any subsidiary corporation or parent corporation of the company. Any person who has retired from our active employment, including persons who have become independent contractors, shall also be eligible to have options granted to him or her. We intend to grant options to persons who we believe are responsible for our management or our success.

Option price

The purchase price for each share of our common stock offered under the 2002 Stock Option Plan must be at least 100% of the fair market value of our common stock (if the option is an incentive stock option). If, however, we grant an incentive stock option to an individual who would, immediately before the grant, directly or indirectly own more than 10% of the total combined voting power of all of our classes of stock, the purchase price of the shares of our common stock covered by such incentive stock option may not be less than 110% of the fair market value of such shares on the day the incentive stock option is granted. If our common stock becomes listed on a national securities exchange in the United States on any date on which the fair market value is to be determined, the fair market value per share shall be the average of the high and low quotations on the day the options are granted. If there is no market price for our common stock, then our board of directors or the committee may, after taking all relevant facts into consideration, determine the fair market value of our common stock.

Exercise of options

An option holder under the 2002 Stock Option Plan may exercise his or her option in whole or in part as provided under the terms of the grant. An option holder may not exercise any option after the option holder ceases to be one of our employees except in the case of disability or death. Our board of directors or the committee may, however, extend the right to exercise, or accelerate the right to exercise, any option granted. Incentive options shall not be exercisable after the expiration of 5 years from the date of grant unless the grantee owns 10% or more of the combined voting power or all classes of our stock, in which case options shall expire 3 years from the date of grant. If an option holder dies while in our employ and the option holder has not fully exercised his or her options, the options may be exercised in whole or in part at any time within one year after the option holder's death by the executors or administrators of the option holder's estate or by any person or persons who acquired the option directly from the option holder by bequest or inheritance.

Acceleration and exercise upon change of control

In the event of a change in control of the company, the committee may determine that all of the outstanding options shall immediately become exercisable.

Payment for option shares

An option holder may exercise his or her options by delivering written notice to us at our principal office setting forth the number of shares with respect to which the option is to be exercised, together with cash or certified check payable to us for an amount equal to the option price of such shares. We may not issue any shares underlying an option grant until full payment has been made of all amounts due. We will deliver a certificate or certificates representing the number of shares purchased as soon as practicable after payment is received. Our board of directors or the committee may, in its discretion, permit the holder of an option to pay all or a portion of the exercise price by a promissory note, or otherwise pay the exercise price by compensation for services rendered to the company.

Termination of the 2002 Stock Option Plan

The 2002 Stock Option Plan will terminate on December 1, 2007, unless our board of directors terminates the 2002 Stock Option Plan prior to its expiration date. Any option outstanding under the 2002 Stock Option Plan at the time of termination shall remain in effect until the option is exercised or expires.

Transferability of options

An option holder may not assign any option under the 2002 Stock Option Plan other than by will or the laws of descent and distribution.

Issuance and reservation of shares


We have issued options to purchase an aggregate of approximately 2,975,000 shares of our common stock. We have reserved a total of 10,000,000 shares of our common stock for issuance under the 2002 Stock Option Plan. The following chart specifies aggregated information regarding the issuance of all compensation plans previously approved by security holders and all compensation plans not previously approved by security holders:


------------------------------- ----------------------- -------------------------- ----------------------------------------------
                                Number of securities        Weighted-average       Number of securities remaining available for
Plan category                     to be issued upon        exercise price of        future issuance under equity compensation
                                     exercise of          outstanding options,       plans (excluding securities reflected in
                                outstanding options,       warrants and rights                      column (a))
                                 warrants and rights
                                         (a)                      (b)                                  (c)
------------------------------- ----------------------- -------------------------- ----------------------------------------------
Equity compensation plans          2,975,000 common              $0.19                       7,025,000 common shares
approved by security holders            shares
------------------------------- ----------------------- -------------------------- ----------------------------------------------
Equity compensation plans not            N/A                       N/A                                  N/A
approved by security holders
------------------------------- ----------------------- -------------------------- ----------------------------------------------
Total                             2,975,000 common                $0.19                       7,025,000 common shares
                                        shares
------------------------------- ----------------------- -------------------------- ----------------------------------------------


Interest of named experts and counsel

No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or our "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement.

In April, 2002, we issued 400,000 shares of our common stock to MC Law Group for legal services rendered totaling $4,004, which was the fair market value of the services we received on the date the services were performed.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Article Sixth of our Certificate of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability:

     o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
     o for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Article III Section 17 of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law.

Indemnification Agreements

We will enter into indemnification agreements with each of our executive officers. We will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Organization within last five years

Transactions with promoters
In February 2002, we issued 10,000,000 shares of our common stock in exchange for services related to our incorporation and initial business activities. In July 2002, our board of directors determined that we had not received consideration for the issuance of 1,650,000 of those shares of our common stock, and we canceled those shares, leaving 8,350,000 common shares issued to founders, valued at $8,350. The founders' shares were valued at par value, or $.001 per share, which represented the fair market value of our stock on the date of issuance.

The following individuals were issued founders' shares for the services indicated:

     o Eric Johnson, our president, chief executive officer and chairman, received 3,550,000 shares of our common stock for initial capitalization and services related to our incorporation. Specifically, Mr. Johnson assisted is the initial corporation and helped formulate our business plan. His shares were valued at $.001 per share.
     o Mr. King, a member of our board of directors, received 3,405,000 shares of our common stock for services related to our initial incorporation including assisting in the formulation of our business plan and product development. His shares were valued at $.001 per share.
     o Mr. Reincke received 800,000 shares of our common stock for services related to our initial incorporation including assisting in the filing documents related to our incorporation, general office duties, and formulation of our business and marketing plans. His shares were valued at $.001 per share.
     o Mr. Farquhar received 500,000 shares of our common stock for his services related to incorporation including the formulation of our marketing plans and the determination of our initial start-up costs. His shares were valued at $.001 per share.

     o Robin J. Gamma was issued 20,000 shares of our common stock for secretarial and administrative services performed during our inception.
     o Corree Larsen was issued 20,000 shares of our common stock for secretarial and administrative services performed during our inception.
     o Richard Kitynsky was issued 50,000 shares of our common stock for helping to formulate our business plan and provided expertise relating to vulnerability assessments and military communications which helped in product development.
     o Daniel Hiliker was issued 5,000 shares of our common stock for software development services performed during our inception.


Description of business

We have no revenues and minimal assets and we have incurred losses since our inception. To date we have relied solely on the sale of our equity securities to fund our operations. We have designed a wireless command and control communications system, the Aegis SafetyNet,(TM) which we believe will be used by law enforcement in their day-to-day operations, as well as by specially trained hazardous material teams, collapse search and rescue units, bomb squads, and police tactical units such as Special Weapons Teams. The Aegis SafetyNet(TM) creates a unique platform allowing law enforcement and emergency response teams compatible communications during crisis situations. SafetyNet(TM) allows law enforcement and emergency responder's direct and immediate communication between all relevant agencies.

Mission statement

The purpose of the Aegis SafetyNet(TM) is to save lives. Through SafetyNet(TM) we will deliver time-critical information to agencies and municipalities in crisis situations when they need this information the most.

Market description

According to the National Strategy for Homeland Security published by the White House in July 2002, there are deficiencies in the communications systems used by states and municipalities throughout the country, and most state and local emergency first responders (police, fire fighters and emergency medical technicians) do not use compatible communications equipment. From one disaster to the next - plane crashes, fires and now terrorism - antiquated communications systems and dangerously overcrowded emergency radio frequencies have hampered rescue efforts and, experts say, will again. The Aegis SafetyNet(TM) provides the solution and allows communication between agencies and departments that, until now, have not been able to communicate effectively with each other.

The National Strategy for Homeland Security also recognizes that, although American information technology is the most advanced in the world, our country's information systems have not adequately supported the homeland security mission. Databases used for federal law enforcement, immigration, intelligence, public health surveillance, and emergency management have not been connected in ways that allow emergency responders access to the information they need, when they need it. Through a combination of its proprietary software and hardware, the Aegis SafetyNet(TM) provides a solution to this problem.


Marketing Plan

We plan to commercially exploit our intellectual properties and technology by:
     o Licensing our SafetyNet(TM)software to law enforcement agencies for a setup fee and yearly license fee per law enforcement agency
     o Licensing our SafetyNet(TM) software to military and quasi-military agencies for a setup fee and yearly license fee per agency
     o "Ruggedizing" laptop computers and PDAs and selling them to any agency utilizing our SafetyNet(TM) software
     o Purchasing, packaging (under a private label), and reselling state-of-the-art wireless video cameras and transmitters compatible with our SafetyNet(TM) software. Because camera and sensor technology continues to evolve and improve, we plan to offer "best of breed" wireless camera and sensor systems to parties licensing our SafetyNet(TM) software. We may be able to enter into strategic distribution relationships with manufacturers of wireless cameras and other wireless sensors (for example, motion detectors) which can be integrated into the SafetyNet(TM) system
     o Entering into software licensing or distribution agreements with private security enterprises which can apply our software to create information-sharing platforms outside of law enforcement and military applications (for example, a private security company may use our system to provide crowd control and security at special events like outdoor concerts)
     o Providing data archiving and retrieval services for information recorded on the SafetyNet(TM) system (for example, if our SafetyNet(TM) system records and stores video from the arrest of a barricaded suspect by a law enforcement agency, that agency may elect to archive the video itself or, in the alternative, may contract with us to archive and retrieve the material when necessary)

[chart deleted]


The President's First Responder Initiative provides that the Federal Emergency Management Agency will implement a simple and streamlined procedure designed to speed the flow of funds to state and local governments to purchase, among other things, communications equipment and systems.

Who are our potential customers?

Our system has both military and law enforcement applications.

We are currently working with the Los Angeles Sheriff's Department Special Enforcement Bureau to test, develop and implement a prototype command and control system which will, among other things, allow video transmissions and voice communications from a crime scene to subordinate and superior commands and provide surveillance capabilities from vantage points that would otherwise be dangerous or conspicuous. A functional system will increase situational awareness for effective crisis decision making at all levels of tactical operations. For fiscal year 2003, the president budgeted $37.7 billion for homeland security activities. $3.5 billion of this has been allocated by the federal government to pay for new equipment and training for the nation's "first responders" - police officers, fire fighters and medical personnel. Our Aegis SafetyNet(TM) system meets this need. The White House official policy is that the benefits of building first responder capability are immediate and widespread
- making the nation safer from terrorist attacks while also bolstering everyday response capabilities. We believe our communications system will be used by law enforcement in their day to day operations, as well as by specially trained hazardous material teams, collapse search and rescue units, bomb squads, and tactical units such as Special Weapons and Tactics, or SWAT, teams.


The Department of the Army, Special Forces Command has requested that an Integrated Concept Development Team ("ICDT") be established with us to develop, plan and execute security initiatives for Department of State facilities abroad. This initiative will explore emerging technologies to provide command and control and counter-terrorism elements in the United States Army Special Forces (Airborne) with the most modern command and control technologies available.

SafetyNet(TM)


SafetyNet(TM) is a command and control communications system which meshes the latest, most advanced wireless and sensor technologies with our proprietary software. Our system will be used in many day-to-day emergency situations, such as:

     o   coordinating the service of arrest warrants by law enforcement
     o   responding to hazardous material spills on highways
     o coordinating agency responses to natural disasters, such as earthquakes and storms (which often destroy existing communications systems)
     o   command and control oversight for brush fires and wildfires

Our intellectual property currently consists of our SafetyNet(TM) software, the design specifications for a ruggedized laptop personal computer to be used in the wireless network surrounding our mobile command post, and the design specifications for a "ruggedized" (covered with clear plastic on the face and encased in high-impact plastic casing) personal digital assistant ("PDA") which can be operated by an emergency responder in the field (for example, a police officer or fire fighter) without a stylus and which can be operated even if the user is wearing gloves. We do not anticipate manufacturing either the laptop personal computer or the PDA; however, we may purchase existing hardware, subcontract to have that hardware ruggedized and resell the ruggedized hardware as part of our SafetyNet(TM) package. We will not manufacture any of the cameras or sensors but we may purchase and resell cameras and sensors which can be integrated into the SafetyNet(TM) system. We have also registered the trademark "Aegis SafetyNet(TM)" with the California Secretary of State. The term of registration extends to and includes July 9, 2012. We do not have any patents, licenses or royalty agreements.

The PDA will allow the user to view information, including streaming video from an emergency site, and to communicate by email and instant messaging with other emergency responders and with the field command post information officer on the SafetyNet(TM) laptop personal computer. By delivering relevant commands and data directly to emergency responders' PDAs, the field commander at the field command post can effectively coordinate police, fire fighters, emergency medical technicians, and other emergency responders. The SafetyNet(TM) software is a software solution that enables wireless data communication between an information officer at a field command post and emergency responders' PDAs. SafetyNet(TM) software also allows the field command post information officer to communicate with command and control personnel at an emergency operations center
(EOC) far removed from the actual emergency site, and allows the EOC to invite subject matter experts and other relevant agencies to login to a secure website where they can share information.


Benefits of our SafetyNet(TM) technology Our technology:

     o   Is the eyes and ears of emergency professionals
     o   Is the platform for information sharing between agencies and experts

     o   Is jurisdiction agnostic
     o Dramatically improves first responder preparedness for incidents and disasters
     o Is built on open standards and can be integrated with existing video security and communications systems to provide real-time video and data
     o   Improves public safety emergency communications
     o Allows seamless communication among police, fire fighters and emergency medical personnel responding to an emergency

How SafetyNet(TM) operates

[Diagram]






Emergency responders arriving at the scene deploy compact high performance cameras (which can be color, black and white, infrared, or combinations) and sensors (for example, motion detectors). Each camera or sensor is housed with its own battery and a wireless transmitter. Data from the cameras and sensors, including streaming video, is transmitted to a mobile command post which is typically several hundred yards to a mile from the scene. The information received at the mobile command post is then transmitted, via satellite, to an Emergency Operations Center, or EOC. The SafteyNet(TM) allows command and control personnel at the EOC to quickly download highly dense information files from several miles away. Critical information, including streaming video, can be viewed on a laptop or PDA device. The commander at the EOC can notify other relevant agencies and subject matter experts to login to the SafetyNet(TM) website with a special access code. By providing an information sharing platform, decision makers at all relevant agencies share common situational awareness. This will allow decision-makers to access the most up-to-the-second information available from the crisis site itself and also promotes coordination between police, fire fighters and emergency medical personnel.

Our system uses a combination of 3 wireless technologies:

     o An 802.11b wireless network surrounds the mobile command post. This wireless network links laptop computers to the mobile command post. 802.11b, which is also sometimes referred to as "Wi-Fi", is the name of a particular specification for wireless networking from an industry group, the IEEE Standards Association. "802" is the designation for Local Area and Metropolitan Area Networks standards (LAN/WAN). Within that, "802.11" is the designation for Wireless LAN. "802.11b" is a particular version of Wireless Lan.

     o The cameras and transmitters generally operate within reserved spectrum devoted to local and federal law enforcement and/or military. These cameras and transmitters are not available to the public; however, because we are currently working with law enforcement and military agencies, we have access to these cameras and transmitters. Because we have designed the SafetyNet(TM) to be interoperable with existing video systems which may currently be in use by law enforcement, the SafetyNet(TM) software will accept camera systems which operate in the public domain 900MHz or 2.4 GHz spectrum (our software provides interoperability by exposing an open interface for outside systems to connect to). We also use reserved spectrum to transmit information back to the emergency responders at the scene.

     o The third wireless technology used in the SafetyNet(TM) is the transmission from the mobile command post to the EOC through the ISDN Inmarsat satellite network, which transmits data at 128 kb per second and allows a connection from anywhere in the word (ISDN stands for Integrated Services Digital Network). The ISDN Inmarsat network is available commercially to the public and allows the transmission of highly dense information files. There are a few seconds of lag time, or latency, between transmission of video data from the camera through the satellite to a broadband Internet connection at the EOC.

There are 3 basic software elements which, together, comprise the SafetyNet(TM) software:

     o   Mobile Command Post (MCP) software
     o   Emergency Operations Center (EOC) software
     o   Personal Digital Assistant (PDA) software

Our MCP software coordinates streaming information over the satellite network and pushes information from the mobile command post information officer to first responders over their PDAs at the emergency site. It also provides local scene command and control capabilities and reach-back capability over the satellite link to various off-site information sources (for example, supervisors at the EOC, other law enforcement agencies, and subject matter experts). The MCP software allows the information officer to browse the Internet and to send and receive text messaging.

The EOC software provides web-based access to EOC personnel and outside subject matter experts and agencies that are granted secure and encrypted access by the EOC over the public Internet. The EOC software is a server-based system that archives video information collected during an emergency situation for use as evidence (in the case of a crime) or for further analysis and training purposes.

Our PDA software is currently still in development and will not be used in the first release of SafetyNet(TM). We anticipate that the PDA software will allow emergency responders on site to access the Internet and interact with the EOC.

The Aegis SafetyNet(TM) is secure:

     o We use encryption - a combination of WEP (wireless encryption protocol) and IPSEC (Internet Protocol security, which is a protocol for negotiating encryption and authentication at the IP (host-to-host) level; IPsec encrypts everything between two hosts). On the 802.11b wireless network, we use WEP and IPSEC on a limited basis; over the ISDN Inmarsat satellite network we use IPSEC exclusively. Video data from our camera link currently is not encrypted, although we are working on an encryption solution. We elected to transmit unencrypted video because in interviews with law enforcement, the encryption feature is not a requirement. Moreover, encryption adds additional latency (more of a time lag between what the camera sees and what someone at the EOC would see) to the video and creates unnecessary complications with respect to interoperability with existing equipment.

The Aegis SafetyNet(TM) is reliable:

     o Our system is reliable because we use one of the world's most dependable satellite systems, Inmarsat, and proven encryption technology.


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



The Aegis SafetyNet(TM) is scalable:

     o The term "scalable" means "able to be changed in size or configuration to suit changing conditions". For example, a company that plans to set up a client/server network may want to have a system that not only works with the number of people who will immediately use the system, but the number who may be using it in one year, five years, or ten years. Our system is scalable because it is based on the bandwidth available over the Inmarsat system, the world's leading provider of global mobile satellite communications, and because it is based on Internet access. Inmarsat is currently expanding its satellite capabilities by building additional satellites. The job of these new satellites will be to support Inmarsat's new Broadband Global Area Network (B-GAN), to be introduced in 2004 to deliver Internet and intranet content and solutions, video on demand, videoconferencing, fax, e-mail, phone and LAN access at speeds up to 432kb per second almost anywhere in the world. B-GAN will also be compatible with third-generation cellular systems. The satellites will be 100 times more powerful than the present generation and B-GAN will provide at least 10 times as much communications capacity as today's Inmarsat network.


     o In addition to the tremendous broadband capacity currently available via satellite, and the expansion of that capability, our system provides additional scalable features. The data transmission received by the EOC is provided to the various other law enforcement agencies and subject matter experts by a scalable, fault tolerant, highly available server array.


      A screen shot of the SafetyNet (TM) Mobile Command Post Master Control Panel looks like this:



                                [GRAPHIC OMITTED]




An information officer at the mobile command post can use the touchscreen to access any of the available cameras and sensors; can freeze-frame images caught on video; can access wireless helicopter cameras; can record and archive video and other data from an emergency event; and can then determine if the emergency event can be handled at the scene or if it is necessary to notify the EOC and invite other law enforcement agencies to participate.


Market overview

The Homeland Defense budget includes $360 million to develop a wireless program that will give first responders priority access to cellular phone coverage during emergencies. We plan to integrate our system to be compatible with the federal government's proposed first responders' wireless program. Even before the war on terrorism sparked billions of dollars in new government information technology spending proposals, the government information technology industry was growing significantly.


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


According to a report generated by Federal Sources, Inc., a Virginia market research firm, which was published in Federal Sources, Inc.'s Federal Outlook report which appeared in an article dated May 6, 2002, entitled "9th Annual Top 100 Federal Prime Contractors" published on Washington Technology's website found at www.washingtontechnology.com, many industry observers now predict that the information technology government market will grow by nearly 10% from $48.5 billion in 2002 to $53.1 billion in 2003. Industry executives predict three major trends will shape the federal market in the next year:


     o Foremost is homeland security, the most visible driver behind many projects today.
     o   Second, government integrators are looking to find strategic partners.
     o Third, there will be an aggressive environment for acquisitions and mergers, which will enable existing IT providers to obtain the required manpower and skills to compete for increasingly large and complex government IT projects.


Spending by category proposed in the Homeland Defense federal fiscal Year 2003 budget relating to our business


     o $3.5 billion, for the nation's "first responders" police, firefighters and emergency medical technicians. The funding will help pay for new equipment, and training, based on what states, cities and counties agree they need in order to implement their anti-terrorism plan. o $11 billion for border security.
     o $700 million to improve intelligence-gathering and information-sharing between agencies and throughout all levels of government.
     o   (Source: 2003 fiscal year budget proposal).


The funds allocated in President Bush's proposed fiscal 2003 budget will be distributed by the Federal Emergency Management Agency through grants to state and local governments. We intend to work with local law enforcement agencies to develop their budget proposals for our training and equipment, and, in that regard, we intend to apply for available grants.


Our competition - the private sector gets involved


As the government and private industry become increasingly concerned with security issues, the security and anti-terrorism industry has grown accordingly. Competition is intense among a wide ranging group of product and service providers, most of which are larger than us and possess significantly greater assets, personnel, sales and financial resources, but most of which, we believe, specialize in only one or two products or product lines or sales to a limited number of the industries which comprise the market for security products. Our major competitors in the development of a command and control data communications system for law enforcement and the military include:

     o CGI. Founded in 1976, CGI is the fourth largest independent information technology services firm in North America and has approximately 14,6000 employees. CGI provides IT services and business solutions to more than 3,000 clients worldwide from more than 60 offices worldwide. CGI provides the full range of IT services including consulting, systems integration and the management of business and IT functions. The company's primary focus is large scale systems integration and outsourcing contracts. CGI targets niche markets where it has developed specialized expertise - financial services and telecommunications which are its two largest sectors, plus manufacturing to retail value chain, government including the healthcare sector, as well as public utilities and services. CGI is developing a wireless communication solution for law enforcement which they call the Electronic Strategic Intervention Device, or eSID. eSID combines wireless handheld technology with encrypted digital video surveillance and a secure mobile intranet. While eSID combines wireless technologies with Internet access, we believe it is not as compact as our system and is far more expensive than our system. We intend to compete with CGI by making our system easier to use, easier to setup and move, less expensive, and more user-friendly.

     o The Boeing Company is the world's leading aerospace company and the largest manufacturer of satellites, commercial jetliners, and military aircraft. The company is also a global market leader in missile defense, human space flight, and launch services. In terms of sales, Boeing is the largest U.S. exporter. Total company revenues for 2001 were $58 billion. The global reach of the Chicago-based company includes customers in 145 countries, employees in more than 60 countries and operations in 26 states. Worldwide, Boeing and its subsidiaries employ close to 171,000 people with major operations in the Puget Sound area of Washington state; Southern California; Wichita, Kansas; and St. Louis, Missouri. Boeing recently announced that it is developing a command, control and communications system, the C3 System, which will provide voice, video, graphics and data communications from areas with uncertain support infrastructure. However, the C3 System is still in the "pilot project" stage. We intend to compete with Boeing by completing our system quickly and continuing to work with law enforcement to refine our products for ease of use and acceptance by emergency responders.



     o The Domestic Emergency Response Information Service, derived from the National Institute for Urban Search and Rescue's XII (Extreme Information Infrastructure) program, has been integrated by Adroit Systems Incorporated, along with RoseTel System Corp. It uses currently available technology in conjunction with a secure Internet portal to allow multiple users - with different protocols, different systems, and different means of network connectivity - to access the latest information and communicate directly with each other in real time using voice, video, email and facsimile. While it has some of the same features of our command and control system, it is difficult to deploy because it relies upon fiber optic lines and fixed transmitters mounted on tall buildings. The National Institute for Urban Search and Rescue is a non-profit organization dedicated to improving the nation's readiness capability to respond to natural and man-made disasters and is, therefore, not a direct competitor.

Even before the September 11, 2001, attacks, various agencies were working with our competitors on security projects, but many of those are now getting a higher priority, and some are even being refocused to combat terrorism. For example,

     o SI International Inc., located in Vienna, Virginia, was already working on a wireless solution that would transmit data to Customs Service inspectors working at airports when the September 11, 2001, attacks made such solutions a priority. Although the original intent of the project was to aid inspectors looking for drugs and other contraband, anti-terrorism applications have now been added. Using handheld devices and a secure wireless network, the inspectors will have access to databases from the Department of Justice, the Immigration and Naturalization Service and the airlines.


Even though we are a new company, we believe we can successfully compete with established companies like CGI, Boeing, and SI International, Inc. because we are spending significant time interviewing law enforcement personnel to determine their specific needs for a command and control system. The common complaint we have heard from law enforcement agencies is that large Department of Defense contractors like our competitors typically attempt to market products designed for the military to law enforcement without modifying those products for law enforcement applications. Large Department of Defense contractors have a reputation in law enforcement circles for trying to "dump" these products on law enforcement. We believe we will be able to develop a finished product quicker than our competitors, which tend to be large, bureaucratic organizations that have difficulty responding quickly to demands for new products and technologies.

From inception through October 31, 2002, we have spent approximately $55,000 in cash on research and development activities relating to our SafetyNet(TM) system. We also entered into consulting agreements with Eric Peacock and Vernon Briggs III in April, 2002, for software development services relating to our SafetyNet(TM) software. Those services were valued at an aggregate $10,000 and were paid by the issuance of common stock in lieu of cash. We consider those expenses to be research and development expenses.

Our Employees

We currently have 3 full-time employees: Eric Johnson, Richard Reincke, and Eric Peacock. George Farquhar and Joseph King currently provide administrative and advisory services similar to those which would be provided by part-time employees but they do not receive any compensation from us for those services. Joseph Grillo and Robert Alcaraz are not employees but they provide consulting services to us relating to marketing and product development. Copies of their consulting agreements have been filed as exhibits to our registration statement.

Management's discussion and analysis of financial condition and results of operations

Liquidity and capital resources


We were incorporated on January 16, 2002 and two of our officers and directors, Eric Johnson and Richard Reincke, have paid approximately $30,000 in expenses incurred by the company from inception through September 15, 2002. However, we have not received any commitments or guarantees from Mr. Johnson, Mr. Reincke or any of our other officers or directors to fund any additional capital needs we may have in the future. Our other material cash expenditures have been general and administrative expenses, including payroll expenses. From inception (January 16, 2002) to July 31, 2002 we accumulated a deficit of $127,365. Our only current sources of capital are cash at July 31, 2002 of $9,481, a stock subscription receivable of $30,000, and the sale of our equity securities. We will not receive any of the proceeds of this offering. We will require additional financing to complete our business plan but we believe we will generate sufficient capital resources to complete the design and construction of our first prototype Aegis SafetyNet(TM) system through our preferred stock offering described immediately below.

We plan to raise additional capital through an offer of a series of preferred stock designated Series A 8% Convertible Preferred stock. We are offering a private placement, pursuant to the provisions of Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D, on a "best efforts" basis, of a maximum of 200,000 shares of our Series A 8% Convertible Preferred Stock. The shares of preferred stock are being offered to purchasers whom we believe are "accredited investors", as that term is defined in Rule 501 of Regulation D, and who have the qualifications necessary to permit the shares of preferred stock to be offered and sold in reliance upon an exemption from the registration requirements of the Act in a transaction not involving any public offering. The purchase price for each Share is $5.00 and the minimum number of Shares which each purchaser must purchase is 500 ($2,500.00). The offer commenced on or about October 15, 2002, and will terminate on or about January 30, 2003, unless extended by our management.

Summary of terms of the Series A 8% Convertible Preferred Shares:

     o The face amount of each share of the Series A 8% Convertible Preferred Shares shall increase at 8% per annum from the date of issuance, with all such increases to be cumulative and convertible in kind (prorated to each conversion date) when and as the Series A 8% Convertible Preferred Shares are converted.
     o The shares have a liquidation preference over the shares of our common stock.
     o Each share can be converted into fully paid and nonassessable shares of common stock at the earlier of (i) the date our common stock is listed on the OTC Bulletin Board or a nationally recognized exchange, or (ii) February 15, 2003.
     o Each share can be converted one or more times from its face amount ($5.00 per Share) plus any prorated 8% increase accrued at the time of conversion into fully paid and nonassessable shares of common stock at the lesser of (i) $1.00 per share of common stock, or (ii) 90% of the volume weighted average price of our common stock for the 5 trading days immediately preceding the date of conversion, but in no event less than $0.60 per share
     o Subject to mandatory conversion provisions and other requirements, conversion shall be at the election of the shareholder, provided that:
     o If the closing bid price of our common stock is not less than $3.00 for fifteen (15) consecutive trading days, we have the right to force all preferred shareholders to convert all sums (face amount and prorated cumulative dividends) into our common stock;
     o and further provided, however, that in the event of forced conversion prior to December 31, 2003, a registration statement under the Securities Act of 1933 covering the conversion shares so issuable is then in effect and current.
     o In the event the forced conversion occurs prior to the end of 12 months from issuance, each preferred share shall be credited with a minimum of 8% adjustment increase.
     o The face amount of any unconverted shares of Series A 8% Convertible Preferred Shares plus cumulative dividends will automatically convert to common stock on December 31, 2004
     o The shares have limited voting rights; however, the conversion shares have all the voting rights of common stock.

Results of operations

We have no revenues and minimal assets and we have incurred losses since our inception. To date we have relied solely on the sale of our equity securities to fund our operations. We will be required to pay the costs of registering the shares being offered by the selling shareholders. Those costs are approximately $26,000. This will further strain our cash resources.


Our plan of operation for the next twelve months

During the next twelve months we intend to focus on completing our prototype SafetyNet(TM) and to continue beta testing our system with the Los Angeles County Sheriff's Department to improve, refine and adapt the software and hardware components to meet law enforcement requirements. We intend to subcontract some of the design and engineering relating to further development of the prototype of our PDA's while we continue our software development in-house. We have an operational prototype of the SafetyNet(TM) system which demonstrates our system's ability to receive wireless video transmissions and other data from an emergency site, transmit that video and data to a mobile command post, and relay that information via satellite to an emergency operations center miles distant from the emergency site. We expect to spend approximately $200,000 over the next twelve months on our research and development expenditures to help bring our system to the point of market readiness by producing and upgrading our prototypes and our design and process specifications. Of the $200,000 we anticipate spending on research and development, approximately $100,000 will be allocated to software development, which includes paying our chief technology officer's salary and contract labor compensation for software development. Approximately $100,000 will be allocated to refining our computer hardware and video components, including ruggedizing our components (which includes waterproofing and the production of machined metal or hard plastic casings for cameras and transmitters) and paying engineering fees relating to the design of our ruggedized laptop computer and PDA components of the SafetyNet(TM).

We do not currently have sufficient funds available to finance our operations through the next twelve months. Including our anticipated research and development expenses and continuing expenses for legal and accounting services, and our monthly general and administrative expenses, we will need approximately $360,000 in additional funds to continue to finance our operations during the next twelve months, which does not include additional expenses of entering into an employment agreement with George Farquhar. We are currently offering shares of our preferred stock to raise these funds, but we may not raise sufficient capital to fund our operations from the sale of our preferred stock, or to be able to hire Mr. Farquhar. There can be no assurance that additional funding will be available under favorable terms, if at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds through entering into arrangements with collaborative partners or others that may require us to relinquish rights to our technologies. We believe we currently have enough capital to allow us to meet our financial obligations for the next two months, but we cannot fully implement our business plan without raising additional capital.


We plan to focus our activities in Los Angeles County during the next twelve months. The City and County of Los Angeles have a formal emergency management agreement spelling out protocols and operating procedures to ensure smooth emergency response and recovery operations. This agreement was adopted by the Council of the City of Los Angeles and the Los Angeles County Board of Supervisors in 1995. Post 9-11, the Los Angeles Police Department has identified approximately 400 high risk security targets. Many of these are private sector facilities. In 1995, Los Angeles County and the City of Los Angeles formed the Terrorism Early Warning Group, and subsequently the Terrorism Working Group. Membership in this group includes representatives from the Los Angeles County Sheriff's Department, the Los Angeles County Fire Department, and other agencies. The group provides full time capability to assess and recommend responses to potential threats, and works closely with the California National Guard and the Federal Bureau of Investigation. Working with the Los Angeles County Sheriff's Department Special Enforcement Bureau, our research and development technical personnel are designing a prototype communications system which meets both tactical and operational needs for both day to day law enforcement activities, and for responding to terrorist attacks or potential terrorist threats.


We began our beta testing and product development with the Los Angeles Sheriff's Department ("LASD") in April, 2002. Because the core of the Aegis SafetyNet(TM) is our proprietary software, we have held monthly software development meetings with the LASD from June 2002 through the present. Aegis personnel have also observed the service of felony arrest warrants by the LASD, attended LASD Special Weapons Bureau training sessions, and met with and interviewed LASD personnel throughout the chain of command in order to develop a prototype data communications system which meets law enforcement needs and requirements. The LASD has agreed to provide, and has provided, expert consultation, specification recommendations, and logistics for field testing and evaluation. Although we submitted a written beta testing agreement to the LASD, it has not been executed by the LASD and remains under review by the LASD legal department. However, we were informed by the LASD that a written agreement was not necessary to beta test the SafetyNet(TM). The demonstration of our SafetyNet(TM) software to LASD command personnel will take place as soon as we are informed of the date and time acceptable to the LASD. Although we initially will focus on domestic law enforcement applications for the Aegis SafetyNet(TM), we also plan to demonstrate our system to the Department of the Army, Special Forces Command, and to the California National Guard. We are currently scheduling these demonstrations, which will be conducted in Los Angeles, California.

Description of property

Property held by us

As of the date specified in the following table, we held the following property:

------------------------------------- ------------------------------------
Property                                         July 31, 2002
------------------------------------- ------------------------------------
Cash and equivalents                               $9,481.00
------------------------------------- ------------------------------------
Stock subscription receivable                     $30,000.00
------------------------------------- ------------------------------------

Our facilities


Our executive, administrative and operating offices are located at 4100 Newport Place, Suite 660, Newport Beach, CA 92660. On August 19, 2002, we entered into a 5 month and 10 day lease for this premises, with an option to extend the lease month to month thereafter. We currently lease approximately 450 square feet with access to additional common areas, including a kitchen, reception area and conference room, and we anticipate renegotiating this lease to acquire approximately 270 additional square feet of office space and to extend the lease term through December 31, 2003. We believe our facilities are adequate for our administrative operations and for the further development of our software. We anticipate subcontracting engineering services from a design and engineering firm located in Southern California which has existing facilities for research and development activities and which specializes in design, engineering and prototype development. Although we have identified potential design and engineering firms, we have not yet engaged in any substantive negotiations nor do we have any written agreements in place.


Certain relationships and related party transactions

In February 2002, we issued 8,350,000 shares of our common stock valued at $.001 per share in exchange for services related to our incorporation and initial business activities to our promoters, Eric Johnson, Joseph King, Richard Reincke and George Farquhar. We are registering a portion of the total shares held by our promoters, who are now our officers and directors.

During the period from January 16, 2002 (inception) to July 31, 2002, Eric Johnson, our president, chief executive officer and chairman of our board of directors, advanced us $28,000 for various expenses incurred in incorporating and operating our business. On August 14, 2002, we entered into a promissory note evidencing an obligation to repay $28,000 in company expenses advanced by Mr. Johnson. The note is payable on demand. Interest accrues on the unpaid principal at the annual rate of 8%.

During the period from January 16, 2002 (inception) to July 31, 2002, Richard Reincke, our secretary, chief operating officer and one of our directors, advanced us $1,500 for various expenses incurred in incorporating and operating our business. On August 14, 2002, we entered into a promissory note evidencing a cash loan of $10,000 to the company by Mr. Reincke, our secretary, chief operating officer and one of our directors. The note is payable on demand. Interest accrues on the unpaid principal at the annual rate of 8%.

On April 20, 2002, we entered into a consulting agreement with Vernon Briggs III for software development services which our board of directors valued at $5,000. The agreement allowed us to pay Mr. Briggs 500,000 shares of our common stock and options to purchase additional common stock in lieu of cash. On August 1, 2002, we entered into an employment agreement with Mr. Briggs which provided for annual cash compensation of $96,000 for his services as our vice president. Effective August 1, 2002, Mr. Briggs became one of our directors. On September 15, 2002, we agreed with Mr. Briggs to terminate his employment agreement and supersede his consulting agreement. Mr. Briggs and the company entered into a settlement agreement, the terms of which have not yet been preformed. The agreement provides, among other things, that Mr. Briggs will (i) receive $8,000 in cash over 60 days; (ii) retain 200,000 shares of our common stock currently owned by him; (iii) accept the cancellation of all his stock options; and (iv) agree that we have the right, but not the obligation, to redeem Mr. Briggs' remaining 300,000 shares of common stock at $0.17 per share within the 6 month period immediately following the execution of the settlement agreement. Any shares of Mr. Briggs' common stock which are not redeemed during said sixth month redemption period will be retained by Mr. Briggs. He has resigned as an officer and director.

On April 20, 2002, we entered into a consulting agreement with Eric Peacock for software development services which our board of directors valued at $5,000. The agreement allowed us to pay Mr. Peacock 500,000 shares of our common stock and options to purchase additional common stock in lieu of cash. On August 1, 2002, we entered into an employment agreement with Mr. Peacock which provided for annual cash compensation of $96,000 for his services as our chief technology officer. On that same date, be became a director.

On August 19, 2002, we entered into a sublease for our office facilities at 4100 Newport Place, Suite 660, Newport Beach, CA 92660. That sublease was personally guaranteed by Mr. Reincke, who is our secretary, chief operating officer and one of our directors.

We retained MC Law Group to provide corporate legal services to us valued at $4,000 or $0.01 per share, in exchange for 400,000 shares of our common stock. We are registering for sale 200,000 shares of our common stock held by MC Law Group. MC Law Group will receive proceeds of $400,000 if all of MC Law Group's offered shares were sold at the proposed offering price.

Market for common equity and related stockholder matters

Reports to shareholders

Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to shareholders, we intend to provide an annual report to our shareholders, which will include audited financial statements.

When, and if, we become a reporting company with the Securities and Exchange Commission, we will be required to file quarterly reports and annual reports which contain our financial statements for each quarter and an audited financial statement at year end. We will also be required to file reports on Form 8-K relating to any material information which is important for investors in our securities to know. We will have a continuing reporting obligation under the Exchange Act of 1934 once the registration statement becomes effective. The public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

There are 2,975,000 outstanding options to purchase shares of our common stock. Other than the shares of stock being registered in the company's registration statement on Form SB-2, there are no outstanding shares of our common stock that could be sold pursuant to Rule 144 pursuant to the Securities Act of 1933 or that we have agreed to register under the Securities Act of 1933 for sale by shareholders. The approximate number of holders of record of shares of our common stock is 34.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny stock regulation

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

     o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
     o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation of such duties or other requirements of securities laws;
     o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
     o   a toll-free telephone number for inquiries on disciplinary actions;
     o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
     o such other information in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

     o   the bid and offer quotations for the penny stock;
     o the compensation of the broker-dealer and its salesperson in the transaction;
     o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
     o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will be subject to the penny stock rules.

Executive compensation

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary compensation table

The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our chief executive officer and our other executive officers whose total annual salary and bonus are anticipated to exceed $50,000 during the year ending December 31, 2002. Our board of directors has adopted an incentive stock option plan for our executive officers that has been approved by a majority of our shareholders and which will result in additional compensation.

============================== ========= ============= =========== ========================== ================
Name and Principal Position      Year       Annual     Bonus ($)         Other Annual            All Other
                                          Salary ($)                    Compensation *         Compensation
------------------------------ --------- ------------- ----------- -------------------------- ----------------
Eric Johnson                     2002      114,000        None       common stock options          None
chief executive officer,                                            875,000 shares at $0.10
director                                                              per share; 300,000
                                                                   shares at $0.30 per share
------------------------------ --------- ------------- ----------- -------------------------- ----------------
Richard Reincke                  2002       96,000        None       common stock options          None
secretary, chief operating                                          625,000 shares at $0.10
officer, director                                                     per share; 250,000
                                                                   shares at $0.30 per share
------------------------------ --------- ------------- ----------- -------------------------- ----------------
Eric Peacock                     2002       96,000        None       common stock options          None
chief technology officer,                                           125,000 shares at $0.10
director                                                              per share; 250,000
                                                                   shares at $0.30 per share
------------------------------ --------- ------------- ----------- -------------------------- ----------------
Joseph Grillo                    2002         0           None       common stock options          None
director and consultant                                             400,000 shares at $0.30
                                                                           per share
============================== ========= ============= =========== ========================== ================

* Except for options granted to Mr. Grillo, none of the options can be exercised immediately. The $0.10 options cannot be exercised before January 1, 2003 and expire January 1, 2006; the $0.30 options cannot be exercised before June 1, 2003 and expire June 1, 2006. Mr. Grillo's options have an exercise period which began August 15, 2002 and which expires June 1, 2006.

Some of the annual salaries specified in the chart above have been deferred because we do not have cash available for full payment of officer salaries. Specifically, at July 31, 2002, we owed Mr. Johnson $9,000 and Mr. Reincke $15,000 in deferred salary.


The following chart specifies information regarding stock options granted during the last completed fiscal year to each of the named executive officers and consultants:

--------------------------- --------------------- --------------------- -------------------- ------------------------
Name                             Number of         Percent of total      Exercise or base        Expiration date
                                securities           options/SARs         price ($/sh)
                                underlying            granted to
                               options/SARs       employees in fiscal
                                granted (#)               year
               (a)                  (b)                   (c)                   (d)                    (e)
--------------------------- --------------------- --------------------- -------------------- ------------------------
CEO Eric Johnson                 1,175,000                39%             875,000 @ $.10      $.10 options expire
                                                                          300,000 @ $.30      1/1/06; $.30 options
                                                                                                  expire 6/1/06
--------------------------- --------------------- --------------------- -------------------- ------------------------
COO Richard Reincke               875,000                 29%             625,000 @ $.10      $.10 options expire
                                                                          250,000 @ $.30      1/1/06; $.30 options
                                                                                                  expire 6/1/06
--------------------------- --------------------- --------------------- -------------------- ------------------------
CTO Eric Peacock                  375,000                 13%             125,000 @ $.10      $.10 options expire
                                                                          250,000 @ $.30      1/1/06; $.30 options
                                                                                                  expire 6/1/06
--------------------------- --------------------- --------------------- -------------------- ------------------------
VP Robert Alcaraz                 150,000                  5%                  $.30                  1/1/06
--------------------------- --------------------- --------------------- -------------------- ------------------------
Consultant Joseph Grillo          400,000                 13%                  $.30                  6/1/06
--------------------------- --------------------- --------------------- -------------------- ------------------------

Compensation of directors

Our directors who are also our employees receive no extra compensation for their service on our Board of Directors. Outside directors are entitled to receive stock options pursuant to our stock option plan.

Employment contracts

We have entered into employment agreements with Eric Johnson, our president and chief executive officer; Richard Reincke, our secretary and chief operating officer; Eric Peacock, our chief technology officer; and with Robert Alcaraz, who will become a vice president effective January 1, 2003. We also have consulting agreements with Mr. Alcaraz for the period October 1, 2002 through December 31, 2002, and with Joseph Grillo as a marketing consultant. Those contracts are filed as exhibits to our Registration Statement on Form SB-2 with the Securities and Exchange Commission.

Financial Statements
                             AEGIS ASSESSMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                              Financial Statements

                      FOR THE PERIOD FROM JANUARY 16, 2002
                          (INCEPTION) TO JULY 31, 2002

CONTENTS
                                                                          Page
                                                                          ----
Independent Auditors' Report                                                1

Financial Statements:
  Balance Sheet                                                             2
  Statement of Operations                                                   3
  Statement of Stockholders' Deficit                                        4
  Statement of Cash Flows                                                   5
  Notes to Financial Statements                                           6-14


INDEPENDENT AUDITORS' REPORT

Board of Directors
Aegis Assessments, Inc.
Newport Beach, California

We have audited the accompanying balance sheet of Aegis Assessments, Inc. (A Development Stage Company) as of July 31, 2002, and the related statements of operations, stockholders' deficit and cash flows for the period from January 16, 2002 (inception) to July 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aegis Assessments, Inc. as of July 31, 2002, and the results of its operations and cash flows for the period from January 16, 2002 (inception) to July 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the accompanying financial statements, the Company has no established source of revenue, which raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also discussed in Note
1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS
Irvine, California
August 28, 2002

                             AEGIS ASSESSMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          BALANCE SHEET - JULY 31, 2002

                                     ASSETS


Current assets:
     Cash and cash equivalents                                               $           9,481
     Stock subscription receivable                                                      30,000
                                                                             ------------------


             Total assets                                                                          $          39,481
                                                                                                   ==================


                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
     Accounts payable and accrued expenses                                   $          16,200
     Accounts payable-related parties                                                   48,292
                                                                             ------------------

             Total liabilities                                                                     $          64,492

Stockholders' deficit:
     Preferred stock, $0.001 par value; 10,000,000 shares authorized;
       no shares issued or outstanding                                                       -
     Common stock, $0.001 par value; 100,000,000 shares authorized;
       10,070,000 shares issued and outstanding                                         10,070
     Additional paid-in capital                                                         92,284
     Deficit accumulated during development stage                                     (127,365)
                                                                             ------------------

             Total stockholders' deficit                                                                     (25,011)
                                                                                                   ------------------

             Total liabilities and stockholders' deficit                                           $          39,481
                                                                                                   ==================






See accompanying independent auditor's report and notes to financial statements.

                             AEGIS ASSESSMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF OPERATIONS

        FOR THE PERIOD FROM JANUARY 16, 2002 (INCEPTION) TO JULY 31, 2002



Revenue                                                      $               -

General and administrative expenses                                    127,365
                                                             ------------------

Loss before provision for income taxes                                (127,365)

Provision for income taxes                                                   -
                                                             ------------------

Net loss                                                     $        (127,365)
                                                             ==================


Net loss available to common stockholders per common share - basic and dilutive:

    Loss per common share - basic and dilutive               $           (0.02)
                                                             ==================

    Weighted average common shares
      outstanding - basic and dilutive                               8,098,871
                                                             ==================




See accompanying independent auditor's report and notes to financial statements.

                                                  AEGIS ASSESSMENTS, INC.
                                               (A DEVELOPMENT STAGE COMPANY)

                                            STATEMENT OF STOCKHOLDERS' DEFICIT

                             FOR THE PERIOD FROM JANUARY 16, 2002 (INCEPTION) TO JULY 31, 2002

                                                                                                Deficit
                                                                                              accumulated
                                                    Common stock             Additional         during            Total
                                           -------------------------------     paid-in        development     stockholders'
                                               Shares           Amount         capital           stage           deficit
                                           ----------------  -------------  --------------  ----------------  --------------

Balance at January 16, 2002,
   date of incorporation                                 -    $         -    $          -     $           -    $          -

Issuance of Founders Shares at
   $0.001 per share for services -               8,350,000          8,350               -                 -           8,350
   February 2002

Issuance of common stock for
   services at $0.01 per share -                   400,000            400           3,604                 -           4,004
   April 2002

Issuance of common stock for
   services at $0.01 per share -                 1,000,000          1,000           9,000                 -          10,000
   April 2002

Issuance of common stock for
   cash at $0.25 per share -                        20,000             20           4,980                 -           5,000
   May 2002

Issuance of common stock for
   cash at $0.25 per share -                        80,000             80          19,920                 -          20,000
   June 2002

Issuance of common stock for
   cash at $0.25 per share -                       220,000            220          54,780                 -          55,000
   July 2002

Net loss                                                 -              -               -          (127,365)       (127,365)
                                           ----------------  -------------  --------------  ----------------  --------------

Balance at July 31, 2002                        10,070,000        $10,070    $     92,284    $     (127,365)   $    (25,011)
                                           ================  =============  ==============  ================  ==============




See accompanying independent auditor's report and notes to financial statements.

                             AEGIS ASSESSMENTS, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENT OF CASH FLOWS

        FOR THE PERIOD FROM JANUARY 16, 2002 (INCEPTION) TO JULY 31, 2002


Cash flows used for operating activities:
     Net loss                                                                                 $        (127,365)

     Adjustments to reconcile net loss to net cash
       used for operating activities:
        Non-cash issuance of stock for services                         $         22,354

     Increase (decrease) in liabilities:
        Accounts payable and accrued expenses                                     16,200
        Accounts payable - related parties                                        24,000
                                                                       ------------------

                  Total adjustments                                                                      62,554
                                                                                             -------------------
                  Net cash used for operating activities                                                (64,811)

Cash flows provided by financing activities:
     Proceeds from issuance of common stock                                       50,000
     Accounts payable - related parties                                           24,292
                                                                       ------------------

                 Net cash provided by financing activities                                               74,292
                                                                                             -------------------

Net increase in cash and cash equivalents                                                                 9,481
Cash and cash equivalents, beginning of period                                                                -
                                                                                             -------------------

Cash and cash equivalents, end of period                                                      $           9,481
                                                                                             ===================

Supplemental disclosure of cash flow information:
     Income taxes paid                                                                        $               -
                                                                                             ===================
     Interest paid                                                                            $               -
                                                                                             ===================

Non-cash financing activities:
     As of July 31, 2002, the Company had a subscription receivable for common stock totaling $30,000.







See accompanying independent auditor's report and notes to financial statements.

(1)      Summary of Significant Accounting Policies:

         Nature of Business:


Aegis Assessments, Inc. (the "Company") is currently a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7 and was incorporated under the laws of the State of Delaware on January 16, 2002. The Company's fiscal year end is December 31st. The Company plans to design and develop specialized equipment for law enforcement agencies and the Department of Defense.


         Basis of Presentation:

         The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has no established source of revenue. This matter raises substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


                  Management plans to take the following steps that it believes will be sufficient to provide the Company with the ability to continue in existence:

                  Management intends to continue to raise additional financing through private equity financing or other means and interests that it deems necessary, with a view to moving forward and sustain a prolonged growth in its strategy phases.

         Use of Estimates:

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

         Comprehensive Income:

         Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. For the period from January 16, 2002 (inception) to July 31, 2002, the Company has no items that represent other comprehensive income and accordingly has not included a schedule of comprehensive income in the financial statements.

(1)      Summary of Significant Accounting Policies, Continued:
         Cash and Cash Equivalents:

     For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.


         Basic and Diluted Loss Per Share:

     In accordance with SFAS No. 128, "Earnings Per Share," the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of July 31, 2002, the Company has 2,500,000 outstanding stock options that can be converted into 2,500,000 shares of common stock. These options would have an anti-dilutive effect therefore are not included in dilutive loss per share.


         Income Taxes:

     The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.


         Stock-Based Compensation:

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS 123, "Accounting for Stock-Based Compensation." Under APB 25, compensation cost is recognized over the vesting period based on the excess, if any, on the date of grant of the deemed fair value of the Company's shares over the employee's exercise price. When the exercise price of the employee share options is less than the fair value price of the underlying shares on the grant date, deferred stock compensation is recognized and amortized to expense in accordance with FASB Interpretation No. 28 over the vesting period of the individual options. Accordingly, because the exercise price of the Company's employee options equals or exceeds the market price of the underlying shares on the date of grant, no compensation expense is recognized. Options or shares awards issued to non-employees are valued using the fair value method and expensed over the period services are provided.


(1)      Summary of Significant Accounting Policies, Continued:

         Fair Value of Financial Instruments:

     The estimated fair values of cash and cash equivalents, stock subscription receivable, accounts payable and accrued expenses, and accounts payable-related parties, approximate their carrying value because of the short term maturity of these instruments or the stated interest rates are indicative of market interest rates.

         Advertising Costs:

     Advertising costs are expensed as incurred. There were no advertising expenses for the period from January 16, 2002 (inception) to July 31, 2002.

         Segment Reporting:

     Based on the Company's integration and management strategies, the Company operated in a single business segment. For the period from January 16, 2002 (inception) to July 31, 2002, the Company had no revenue.


         New Accounting Pronouncements:

         In July 2001, the FASB issued SFAS No. 141 "Business Combinations." SFAS No. 141 supersedes Accounting Principles Board ("APB") No. 16 and requires that any business combinations initiated after June 30, 2001 be accounted for as a purchase; therefore, eliminating the pooling-of-interest method defined in APB 16. The statement is effective for any business combination initiated after June 30, 2001 and shall apply to all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the financial statements.

     In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, "Goodwill and Other Intangibles." SFAS No. 142 addresses the initial recognition, measurement and amortization of intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) and addresses the amortization provisions for excess cost over fair value of net assets acquired or intangibles acquired in a business combination. The statement is effective for fiscal years beginning after December 15, 2001, and is effective July 1, 2001, for any intangibles acquired in a business combination initiated after June 30, 2001. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the financial statements.


     In October 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The Company has implemented this pronouncement and has concluded that the adoption has no material impact to the financial statements.

     In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements" and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.


(2)      Related-Party Transactions:

Accounts Payable - Related Parties
----------------------------------

During the period from January 16, 2002 (inception) to July 31, 2002, the Company was advanced $22,792 for various expenses from its President and Chief Executive Officer ("CEO").

During the period from January 16, 2002 (inception) to July 31, 2002, the Company was advanced $1,500 for various expenses from its Secretary and Chief Operations Officer ("COO").

Employment Contracts

On April 1, 2002, the Company entered into an employment contract with its President and CEO for a period of three years terminating on April 1, 2005. The agreement calls for a salary at the rate of $114,000 per annum and is subject to a minimum increase of 10% per annum. For the period from January 16, 2002 (inception) to July 31, 2002 the Company has incurred $38,000 of compensation expense relating to this contract of which $9,000 is included in Accounts payable-related parties.

On May 1, 2002, the Company entered into an employment contract with its COO for a period of three years terminating on May 1, 2005. The agreement calls for a salary at the rate of $96,000 per annum and is subject to a minimum increase of 10% per annum. For the period from January 16, 2002 (inception) to July 31, 2002 the Company has incurred $24,000 of compensation expense relating to this contract of which $15,000 is included in Accounts payable-related parties.

(3)      Commitments and Contingencies:

The Company entered into a month-to-month lease agreement for the period from January 16, 2002 (inception) to July 31, 2002. Rent expense totaled $6,000 for the period.

(4)      Stockholders' Deficit:

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, par value at $.001 per share. The Company previously authorized the issuance of a Series A and Series B preferred stock. As of July 31, 2002, the Company rescinded its authorization of the preferred Series A and B classes. No shares were ever issued relating to those classes. As of July 31, 2002, no shares of preferred stock were issued or outstanding.

Common Stock

     a) In February 2002, the Company issued 10,000,000 shares of its common stock in exchange for services to incorporate the Company. In July 2002, the Board of Directors declared that the Company had not received consideration for the issuance of 1,650,000 shares of the previously issued shares and canceled those shares leaving 8,350,000 shares totaling $8,350. The Founder Shares were valued at the par value of the Company's common stock, which represented its fair market value on the date of issuance. The Company has not recognized the issuance of the cancelled shares in the financial statements.

     b) During April 2002, the Company issued 400,000 shares of its common stock in exchange for legal services rendered totaling $4,004, which was fair market value of the services received by the Company on the date the services were performed.

     c) In April 2002, 1,000,000 shares of common stock were issued at $0.01 per share in exchange for services rendered totaling $10,000, which was fair market value of the Company's common stock on the date of issuance.

     d) During May, June and July 2002, the Company performed a private placement and issued 320,000 shares of its common stock at $0.25 per share for an aggregate total of $80,000. As of July 31, 2002, $50,000 of these proceeds was received by the company. (see Note 7)

(5) Provision for Income Taxes:

The reconciliation of the effective income tax rate to the federal statutory rate for the period from January 16, 2002 (inception) to July 31, 2002, is as follows:



   Computed "expected" benefit                          $        (54,000)

   Increase (decrease) in income taxes resulting from:
         Meals and entertainment                                     800
         Increase in valuation allowance                          53,200
                                                        ----------------
                                                        $              -
                                                        ================

         Deferred tax assets and liabilities reflect the net effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities at July 31, 2002 are as follows:


      Deferred tax assets:
      Net operating loss carryforwards             $        (18,100)
      Less:  valuation allowance                             18,100
                                                   $              -
                                                   ================



At July 31, 2002, the Company has provided a 100% valuation allowance for the deferred tax asset, since management has not been able to determine that the realization of that asset is more likely than not. The net change in the valuation allowance for the period ended July 31, 2002, was an increase of $53,200. As of July 31, 2002, the Company had net operating loss carryforwards ("NOLs") of approximately $42,700 for federal income tax reporting purposes and approximately $10,500 for state reporting purposes, expiring through 2022.

(6)      Stock Options:

         During April 2002, the Company adopted the 2002 stock option plan (the "Plan") to retain the services of persons now serving in certain capacities and to secure the services of persons capable of serving in similar capacities.

         The total number of shares of common stock that may be purchased pursuant to the exercise of options shall not exceed, in the aggregate, 10,000,000 shares of the Company's authorized common stock. However, at no time, shall the number of shares of common stock issuable upon exercise of all issued and outstanding options pursuant to the Plan, or any similar plan adopted by the Company's Board of Directors, exceed a number of shares which is equal to 30% of the then outstanding shares of common stock of the Company. The termination date of this plan is December 31, 2007 and shall be administered by an option committee (the "Committee") consisting of no fewer than two and no more than three members designated by the Board. The purchase price for each share purchasable pursuant to any incentive option shall be determined by the Committee at an exercise price not less than 100% of the fair market value of the common stock on date of issue. For options granted to individuals or entities who possess greater than 10% of the total combined voting power of all classes of capital stock, the exercise price shall not be less than 110% of the fair market value of the Company's common stock upon date of issuance.

         Options shall be exercisable for a period not to exceed five years from date of grant. For options issued to an individual or entity that possesses greater than 10% of the total combined voting power of all classes of capital stock, the options shall be exercisable for a period not to exceed three years. Upon termination or expiration of the term of services of the optionee, the options will expire no later than one year after that date.

         During April 2002, the Company issued 250,000 options to consultants exercisable at $0.10 per share during the exercise period from January 1, 2003 to January 1, 2006. The fair market value of the common stock on date of issuance was $0.01.

         During April 2002, the Company issued 1,500,000 options to employees exercisable at $0.10 per share during the exercise period from January 1, 2003 to January 1, 2006. The fair market value of the common stock on date of issuance was $0.01.


(6)      Stock Option Plan, continued:

         During July 2002, the Company issued 750,000 options to employees and consultants exercisable at $0.30 per share during the exercise period from June 1, 2003 to June 1, 2006. The fair market value of the common stock on date of issuance was $0.25.

         Additional information with respect this plan's stock option activity is as follows:

                                                                         Number         Weighted  average
                                                                        of shares       of exercise price
                                                                     --------------       -----------------
               Outstanding at January 16, 2002 (inception)                        -        $       -
               Granted                                                    2,500,000               .16
               Exercised                                                          -
               Cancelled                                                          -
                                                                     --------------
               Outstanding at July 31, 2002                               2,500,000         $     .16
                                                                     ==============         =========

         The following tables summarize information about stock options outstanding and exercisable at July 31, 2002:

                              Weighted average    Outstanding                        Exercisable
 Exercise     Number          of remaining in     options             Number of      options
 prices       shares          contractual life    weighted average    shares         weighted average
 ------       outstanding     in years            exercise price      exercisable    exercise price
              -----------     ----------------    ----------------    -----------    --------------
$0.10-$0.30    2,500,000            3               $0.16                   -              NA

         The Company has elected to follow APB Opinion No. 25 (Accounting for Stock Issued to Employees) in accounting for its employee stock options. Accordingly, no compensation expense is recognized in the Company's financial statements related to options issued to employees because the exercise price of the Company's employee stock options equals the market price of the Company's common stock on the date of grant. For options issued to consultants, pursuant to Financial Accounting Standards Board Statement No. 123 (Accounting for Stock-Based Compensation) the Company determined that there was no compensation costs based on the fair value at the grant date for its stock options.

         The weighted average estimated fair value of stock options granted during the period from January 16, 2002 (inception) to July 30, 2002 was $0.00 per share. These amounts were determined using the Black-Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, the expected dividend payments, and the risk-free interest rate over the expected life of the option.

         The assumptions used in the Black-Scholes model were as follows for stock options granted for the period from January 13, 2002 (inception) to July 31, 2002:

                                                              July 31, 2002
                                                              -------------

           Risk-free interest rate                              5.5%
           Expected volatility of common stock                  0.1%
           Dividend yield                                       0%
           Expected life of options                             3 years

         The Black-Scholes option valuation model was developed for estimating the fair value of traded options that have no vesting restrictions and are fully transferable. Because option valuation models require the use of subjective assumptions, changes in these assumptions can materially affect the fair value of the options. The Company's options do not have the characteristics of traded options; therefore, the option valuation models do not necessarily provide a reliable measure of the fair value of its options.

(7)      Subsequent Events:

During August 2002, the company received the $30,000 balance relating to the stock subscription receivable as of July 31, 2002.

On August 1, 2002, the Company entered into two employment contracts for a period of three years terminating on August 1, 2005 with its Chief Technology Officer ("CTO") and its Vice President of Strategy and Development ("VP"). Each employment contract pays $96,000 per annum and is subject to a minimum of 10% raises annually. (See note 2)

The Company entered into a promissory note in the amount of $28,000 dated August 14, 2002 with its CEO. The note bears interest at the rate of 8% per annum, is due on demand and was used for operating purposes.

The Company entered into a promissory note in the amount of $10,000 dated August 14, 2002 with its COO. The note bears interest at the rate of 8% per annum, is due on demand and was used for operating purposes.

Changes in and disagreements with accountants on accounting and financial disclosure

Our Board of Directors has appointed Stonefield Josephson, Inc., certified public accountants, to audit our financials statements from January 16, 2002 (our date of formation) through July 31, 2002.

There have been no disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling shareholders has been passed upon by the law firm of MC Law Group, located in Newport Beach, California.

EXPERTS

Our financial statements for the period January 16, 2002 (inception) through July 31, 2002, appearing in this prospectus which is part of a Registration Statement have been audited by Stonefield Josephson, Inc., and are included in reliance upon such reports given upon the authority of Stonefield Josephson, Inc. as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling shareholders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of directors and officers

Article Sixth of our Amended and Restated Certificate of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may be amended. The Delaware General Corporation Law currently provides that a director of a Delaware corporation may not be exempted from liability for:

     o any breach of such director's duty of loyalty to us or our shareholders;
     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
     o for any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Article III Section 17 of our bylaws provides that we will indemnify our directors, officers, employees and agents as specified in Article VI of our bylaws. Article VI of our bylaws provides that we will indemnify our directors, officers, employees and agents to the fullest and most complete extent permitted by Delaware General Corporation Law, as the same exists or may be amended.

Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

Indemnification agreements

We anticipate that we will enter into indemnification agreements with each of our directors, executive officers and controlling persons pursuant to which we will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our director, officer or controlling person. To be entitled to indemnification by us, the person must have acted in good faith and in a manner the person believed to be in our best interests and, with respect to criminal actions, the person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether our indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Other expenses of issuance and distribution

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.

======================================= ===================== ===============
Registration fees                       Approximately         $655.90
--------------------------------------- --------------------- ---------------
Costs of printing and engraving         Approximately         $200.00
--------------------------------------- --------------------- ---------------
EDGARizing services                     Approximately         $10,000.00
--------------------------------------- --------------------- ---------------
Legal fees                              Approximately         $10,000.00
--------------------------------------- --------------------- ---------------
Accounting fees                         Approximately         $5,000.00
======================================= ===================== ===============

Recent sales of unregistered securities

There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

In February 2002, we issued 10,000,000 shares of our common stock in exchange for services related to our incorporation and initial business activities. In July 2002, our board of directors determined that we had not received consideration for the issuance of 1,650,000 of those shares of our common stock, and we canceled those shares, leaving 8,350,000 common shares issued to founders, valued at $8,350. The founders' shares were valued at par value, or $.001 per share, which represented the fair market value of our stock on the date of issuance, and the shares were issued in transactions which we believe satisfied the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 specified by the provisions of Section 4(2) because the shares were issued in a transaction by the company which was not a public offering. Moreover, the recipients of the shares were either accredited or possessed the requisite business acumen and information which would permit the issuance of stock. The following individuals were issued founders' shares for the services indicated:


     o Eric Johnson, our president, chief executive officer and chairman, received 3,550,000 shares of our common stock for initial capitalization and services related to our incorporation. Specifically, Mr. Johnson assisted is the initial corporation and helped formulate our business plan. His shares were valued at $.001 per share.
     o Mr. King, a member of our board of directors, received 3,405,000 shares of our common stock for services related to our initial incorporation including assisting in the formulation of our business plan and product development. His shares were valued at $.001 per share.
     o Mr. Reincke received 800,000 shares of our common stock for services related to our initial incorporation including assisting in the filing documents related to our incorporation, general office duties, and formulation of our business and marketing plans. His shares were valued at $.001 per share.
     o Mr. Farquhar received 500,000 shares of our common stock for his services related to incorporation including the formulation of our marketing plans and the determination of our initial start-up costs. His shares were valued at $.001 per share.

     o Robin J. Gamma was issued 20,000 shares of our common stock for secretarial and administrative services performed during our inception.
     o Corree Larsen was issued 20,000 shares of our common stock for secretarial and administrative services performed during our inception.
     o Richard Kitynsky was issued 50,000 shares of our common stock for helping to formulate our business plan and provided his expertise relating to vulnerability assessments and military communications which helped in product development.
     o Daniel Hiliker was issued 5,000 shares of our common stock for software development services performed during our inception.


On April 15, 2002, we retained MC Law Group to provide corporate legal services to us. MC Law Group agreed to accept shares of our common stock in lieu of cash for those services. We valued those legal services at approximately $4,000. Because there was no readily available market value at the time, we negotiated a value of $0.01 per share. Therefore, we issued MC Law Group 400,000 shares of our common stock for those legal services provided to us, in lieu of cash compensation. The shares were issued in a transaction which we believe satisfied the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 specified by the provisions of
Section 4(2) because the principals of MC Law Group had a pre-existing personal and business relationship with Richard Reincke, the company's Chief Operating Officer and one of its directors. Additionally, the shares were issued in a transaction by the company which was not a public offering and the principals of MC Law Group possessed the requisite business acumen and information which would permit the issuance of stock.

On April 20, 2002, we entered into a consulting agreement with Vernon Briggs III for software development services which our Board of Directors valued at $5,000. The agreement allowed us to pay Mr. Briggs 500,000 shares of our common stock and options to purchase additional common stock in lieu of $5,000 in cash. On August 1, 2002, we entered into an employment agreement with Mr. Briggs which provided for annual cash compensation of $96,000 for his services as our Vice President. On September 15, 2002, we agreed with Mr. Briggs to terminate his employment agreement and supersede his consulting agreement. Mr. Briggs and the company entered into a settlement agreement, and provides, among other things, that Mr. Briggs would receive $8,000 in cash over 60 days, would keep 200,000 shares of his common stock, that all his stock options would be canceled, and that Aegis has the right, but not the obligation, to redeem the remaining 300,000 shares of Mr. Briggs' common stock at $0.17 per share within the 6 month period immediately following the execution of the settlement agreement. Any shares of Mr. Briggs' common stock which are not redeemed during the sixth month redemption period will be retained by Mr. Briggs. The shares were issued in a transaction which we believe satisfied the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 specified by the provisions of Section 4(2) because Mr. Briggs had a pre-existing business and personal relationship with the officers of the company and at the time of issuance, Mr. Briggs, as an officer of the company, was an accredited investor.

On April 20, 2002, we entered into a consulting agreement with Eric Peacock for software development services which our Board of Directors valued at $5,000. The agreement allowed us to pay Mr. Peacock 500,000 shares of our common stock and options to purchase additional common stock in lieu of $5,000 in cash. On August 1, 2002, we entered into an employment agreement with Mr. Peacock which provided for annual cash compensation of $96,000 for his services as our chief technology officer. The shares were issued in a transaction which we believe satisfied the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 specified by the provisions of
Section 4(2) because Mr. Peacock had a pre-existing business and personal relationship with the officers of the company and at the time of issuance, Mr. Peacock, as an officer of the company, was an accredited investor.. In order to raise capital, beginning May 22, 2002, and ending September 25, 2002, we offered and sold shares of our common stock to 20 investors for $0.25 per share. The shares were offered and sold in transactions which we believe satisfied the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the shares were privately offered and sold to investors who had pre-existing family or personal relationships with the officers and directors of the company. The value of the shares was arbitrarily set by us and had no relationship to our assets, book value, revenues or other established criteria of value. There were no commissions paid on the sale of these shares. The net proceeds to us were $146,000.00.

On August 15, 2002, we entered into an agreement with a consultant, Joseph Grillo. Under the terms of the agreement, this consultant will provide marketing and technology consulting services to us for the period from August 15, 2002 through March 1, 2003. As a part of the agreement, Mr. Grillo was appointed to the board as a director of the company for the term of one year, from August 15, 2002 through August 15, 2003. In lieu of monetary compensation, Mr. Grillo accepted 400,000 shares of common stock options, at an exercise price of $0.30, which become exercisable on August 15, 2002 and expire on June 1, 2006. The shares were issued in a transaction which we believe satisfied the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 specified by the provisions of Section 4(2) because Mr. Grillo had a pre-existing personal and business relationship with Richard Reincke, the company's Chief Operating Officer and one of its directors and at the time of issuance, Mr. Grillo was an accredited investor.

On September 25, 2002, we entered into an agreement to pay Format Inc., our EDGARizing service, 40,000 shares of our common stock for EDGARizing services relating to preparing this registration statement. We valued those services at $10,000. The shares were issued in a transaction which we believe satisfied the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 specified by the provisions of
Section 4(2) because the principal of Format Inc. had a pre-existing personal



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and business relationship with Richard Reincke, the company's Chief Operating
Officer and one of its directors. In addition, the principal of Format, Inc., possessed the requisite business acumen and information which would permit the issuance of stock.

Effective October 1, 2002, we entered into a consulting agreement with Robert Alcaraz for services we valued at $35,000.00. In lieu of cash compensation, we issued Mr. Alcaraz 150,000 shares of our common stock. We agreed to register those shares for resale in this registration statement. We also granted Mr. Alcaraz options to purchase 150,000 shares of our common stock at $0.30 per share with an exercise period that begins January 1, 2003 and expires January 1, 2006. The shares were issued in a transaction which we believe satisfied the requirements of the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 specified by the provisions of
Section 4(2) because Mr. Alcaraz had a pre-existing personal and business relationship with Richard Reincke, the company's Chief Operating Officer and one of its directors. Moreover, Mr. Alcaraz possessed the requisite business acumen and information which would permit the issuance of stock.


Exhibits
         Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
-----------

1.           Underwriting Agreement (not applicable)

3.1          Amended and Restated Certificate of Incorporation*

3.2          Bylaws*

5.           Opinion Re: legality

8.           Opinion Re: tax matters (not applicable)

10.1         Employment agreement with chief executive officer Eric Johnson*

10.2         Employment agreement with chief operating officer Richard Reincke*

10.3         Consulting agreement with Eric Peacock*

10.4         Employment agreement with chief technology officer Eric Peacock*

10.5         Consulting agreement with Joseph Grillo*

10.6         Consulting agreement with Robert Alcaraz*

10.7         Employment agreement with Robert Alcaraz*

10.8         Stock option plan*

11.          Statement Re: computation of per share earnings (loss)**

15.          Letter on unaudited interim financial information (not applicable)

23.1         Consent of auditors

23.2         Consent of counsel ***

24.          Power of attorney (not applicable)

   * Previously filed as exhibits to our Registration Statement on Form SB-2 filed October 9, 2002.
   **   Included in financial statements
   ***  Included in Exhibit 5


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Undertakings

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and


                  (iii) To include any additional or changed material
                        information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.




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                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Amendment No. 2 to Registration Statement on Form SB-2 to be signed on our behalf by the undersigned, in the city of Newport Beach, California on November 12, 2002.


                             Aegis Assessments, Inc.,
                             a Delaware corporation

                             By:      /s/ Eric Johnson
                             Its:     president, chief executive officer

                             By:      /s/ Richard Reincke
                             Its:     secretary, principal financial officer,
                                      principal accounting officer and chief
                                      operating officer

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form SB-2 was signed by the following persons in the capacities and on the dates stated:


/s/ Eric Johnson                            November 12, 2002
Eric Johnson, director


/s/ Richard Reincke                         November 12, 2002
Richard Reincke, director


/s/ Eric Peacock                            November 12, 2002
Eric Peacock, director


/s/ Joseph King                             November 12, 2002
Joseph King, director